UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒ Definitive Proxy Statement
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Yellow Corporation
(Name of Registrant as Specified In Its Charter)
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501 Commerce Street, Suite 1120

Nashville, Tennessee 37203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2023

The 2023 Annual Meeting of Stockholders (“Annual Meeting”) of Yellow Corporation (we, us, our or the Company) will be held on Wednesday, June 14, 2023, at 10:00 a.m., Central Time, at 501 Commerce Street, Suite 1120, Nashville, Tennessee 37203, to vote on the following matters:

Proposal 1:	election of nine members of our Board of Directors named in the accompanying proxy statement for a one-year term to expire at the 2024 Annual Meeting of Stockholders;

Proposal 2:	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023;

Proposal 3:	advisory vote to approve the compensation of our named executive officers;

Proposal 4:	advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers;

and to transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting.

Holders of record (“Stockholders”) of our common stock, par value $0.01 per share, and Series A Voting Preferred Stock, par value $1.00 per share, are entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. Our Board of Directors has fixed the close of business on April 17, 2023, as the record date for determining holders of record.

We are delivering proxy materials for the Annual Meeting under the “Notice and Access” rules of the Securities and Exchange Commission. The rules permit us to furnish to Stockholders our proxy materials, including the Notice of Annual Meeting, Proxy Statement and our 2022 Annual Report, by providing access to such documents on the Internet instead of mailing printed copies. The rules also allow us to help the environment by reducing the consumption of paper, energy and other natural resources and to lower our printing and distribution expenses. Stockholders will receive a Notice of Internet Availability of Proxy Materials (“Notice”), which provides instructions on how to access and review all of our proxy materials on the Internet. Stockholders will not receive printed copies unless they request them. The Notice also explains how you may submit your proxy on the Internet.

Stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, our Board of Directors asks that you vote as soon as possible. You may vote by proxy on the Internet, in person at the Annual Meeting, via toll-free telephone number or, if you received a proxy card by mail, by signing, dating and mailing it in the envelope provided. Your vote is important. You are encouraged to vote online, by telephone or by proxy even if you plan to attend the Annual Meeting.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors:

Leah K. Dawson
Executive Vice President, General Counsel & Secretary

Nashville, Tennessee

April 27, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 14, 2023

We are sending a Notice of Internet Availability of Proxy Materials to Stockholders rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials on the Internet and how to vote, as well as instructions on obtaining a paper copy of the proxy materials.

For additional information, see Questions and Answers below.

TO VOTE BY INTERNET AND TO RECEIVE MATERIALS ELECTRONICALLY

Read the Proxy Statement.

Go to the website that appears on your proxy card: www.proxyvote.com.

Enter the control number found on the front of your proxy card and follow the simple instructions. Choose to receive an email notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment, and lower expenses paid by Yellow Corporation.

YELLOW CORPORATION

2023 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

501 Commerce Street, Suite 1120

Nashville, Tennessee 37203

PROXY STATEMENT

FOR

2023 ANNUAL MEETING OF STOCKHOLDERS

General Information

We are furnishing this Proxy Statement to you in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at our 2023 Annual Meeting of Stockholders (“Annual Meeting”) and at any reconvened meeting following any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at 10:00 a.m., Central Time, on Wednesday, June 14, 2023, at 501 Commerce Street, Suite 1120, Nashville, Tennessee 37203.

When used in this Proxy Statement, the terms “we,” “us,” “our” and “Company” all refer to Yellow Corporation and, unless the context requires otherwise, its subsidiaries. Our telephone number is 913.696.6100, and our mailing address for Annual Meeting purposes is: Yellow Corporation, 11500 Outlook Street, Overland Park, KS 66211, Attention: General Counsel / Corporate Secretary, Yellow M/S A305. Our website address is investors.myyellow.com. Information on our website is not a part of this Proxy Statement.

Throughout this Proxy Statement, holders of our common stock, par value $0.01 per share (“Common Stock”), and Series A Voting Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”), are referred to collectively as “Stockholders.” The Common Stock and Series A Preferred Stock are referred to collectively as “Securities.”

On or about April 27, 2023, we began mailing or e-mailing the Notice of Internet Availability of Proxy Materials to the Stockholders entitled to notice of and vote at the Annual Meeting. The record date for determining Stockholders entitled to notice of and vote at the Annual Meeting was April 17, 2023 (“Record Date”). The Notice provides information regarding where such Stockholders may obtain the proxy materials (including the proxy statement, a proxy card and our annual report to Stockholders (“Annual Report”) for the fiscal year ended December 31, 2022). The Annual Report does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this Proxy Statement.

Questions and Answers

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

Pursuant to the U.S. Securities and Exchange Commission (“SEC”) “Notice and Access” rules, we are furnishing our proxy materials to Stockholders over the Internet instead of mailing each of our Stockholders paper copies of those materials. As a result, we will send Stockholders by mail or e-mail a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” containing instructions on how to access our proxy materials over the Internet and how to vote your shares of Common Stock. The Notice is not a ballot or proxy card and cannot be used to vote your shares of Common Stock. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to in the Notice.

If you own shares of Common Stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one Notice. To vote all of your shares of Common Stock, please follow each of the separate proxy voting instructions that you received for your shares of Common Stock held in each of your different accounts.

What information does the Notice contain?

The Notice includes, among other things, information and instructions regarding:

•	the place, date and time of the Annual Meeting;

•	the proposals to be voted on at the Annual Meeting and the voting recommendations of the Board with regard to each proposal;

•	the website where the proxy materials are posted;

•	the various methods by which a Stockholder may request paper or electronic copies of the proxy materials; and

•	how to vote by Internet, by telephone, by mail or at the Annual Meeting.

What am I voting on?

Our Board is soliciting your vote for:

•	Proposal 1: election of nine members of our Board for a one-year term to expire at the 2024 Annual Meeting of Stockholders (“2024 Annual Meeting”);

•	Proposal 2: ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2023;

•	Proposal 3: advisory vote to approve the compensation of our named executive officers; and

•	Proposal 4: advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers.

What are the Board’s recommendations?

Our Board recommends you vote:

•	FOR the election of the nine directors for a one-year term to expire at the 2024 Annual Meeting (“Proposal 1”);

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023 (“Proposal 2”);

•	FOR the advisory vote to approve the compensation of our named executive officers (“Proposal 3”); and

•	ONE (1) YEAR for the advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers (“Proposal 4”).

Who is entitled to vote at the Annual Meeting?

Stockholders of record as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a Stockholder as of the Record Date or if you are the legal proxy holder or qualified representative of a Stockholder.

In addition, you will need to register when you arrive at the Annual Meeting. To verify your identity, you will be required to present government-issued photo identification, such as a driver’s license, state identification card or passport. If you own shares in a brokerage account in the name of your broker or bank (“street name”), you should bring your most recent brokerage account statement or other evidence of your Common Stock ownership, as well as a legal proxy from the broker, bank or other nominee that holds your Common Stock. If we cannot verify that you own our Common Stock or Series A Preferred Stock, it is possible that you may not be admitted to the meeting. Members of the media will not be given access to the Annual Meeting (unless they are a Stockholder as of the Record Date).

Stockholders must provide advance written notice to the Company if they intend to have a qualified representative attend the Annual Meeting on their behalf. The notice must include the name and address of the qualified representative and must be received by the close of business on June 12, 2023. Notices should be directed to Yellow Corporation, 11500 Outlook Street, Overland Park, KS 66211, Attention: General Counsel / Corporate Secretary, Yellow M/S A305.

The use of cameras, video and audio recording devices and other electronic devices at the Annual Meeting is prohibited. We realize that many cellular phones have built-in digital cameras and audio recording devices, and while you may bring these phones into the venue, you may not use the camera or recording function at any time.

May I ask questions at the Annual Meeting?

Yes. We expect that all of our directors and executive officers, as well as representatives of KPMG, our independent registered public accounting firm, will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions so that more Stockholders will have an opportunity to ask questions.

How many votes do I have?

On the Record Date, there were 51,980,474 shares of Common Stock and one share of Series A Preferred Stock (in each case, exclusive of treasury shares) outstanding. Each Stockholder is entitled to one vote for each outstanding share of Common Stock or Series A Preferred Stock held as of the Record Date.

We refer to the total number of votes represented by our outstanding Securities as our total “voting power.” As of the Record Date, our Stockholders held 100% of the voting power entitled to vote at the Annual Meeting.

What is the difference between holding Securities as a holder of record and as a beneficial owner?

Stockholders of Record. If your Common Stock or Series A Preferred Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the Stockholder of record of those shares, and we sent the Notice directly to you.

Beneficial Owners of Common Stock. If your Common Stock is held in an account at a broker, bank or other nominee, then you are the beneficial owner of the Common Stock, and the Notice was sent either directly to you or forwarded to you by your broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the Stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the Common Stock held in your account.

What is the quorum required for the Annual Meeting?

To hold the Annual Meeting and conduct business, a majority of our voting power outstanding on the Record Date must be present in person or represented by proxy at the Annual Meeting. This is called a quorum. Your Securities will be counted for purposes of determining the presence of a quorum (whether representing votes for, against, withheld or abstained, or broker non-votes) if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, voted by telephone or properly submitted a proxy card or voting instruction form by mail.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the Annual Meeting, the holders of a majority of the Securities (but in any event not less than one-third of such Securities) who are present in person or represented by proxy, or the chair of the meeting, may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

If I am a Stockholder of record, how do I vote?

There are four ways to vote:

•	In person. If you are a Stockholder of record, as of the Record Date, you may vote in person at the Annual Meeting. We will give you a ballot at the meeting.

•	On the Internet. You may vote by proxy on the Internet by following the instructions on the proxy card.

•	By telephone. You may vote by proxy via telephone by calling the toll-free number on the proxy card.

•	By mail. If you requested to receive your proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed proxy card, your vote or proxy card must be received by 11:59 p.m., Eastern Time, on June 13, 2023, to be counted.

If I am a beneficial owner of Common Stock held in street name, how do I vote?

There are four ways to vote:

•

In person. If you are a beneficial owner of Common Stock held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your Common Stock. Please contact your broker, bank or other nominee for instructions on obtaining a legal proxy.

•	On the Internet. You may give your voting instructions to your nominee on the Internet by following the instructions on the voting instruction form.

•	By telephone. You may give your voting instructions to your nominee by calling the toll-free number on the voting instruction form.

•	By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by completing the voting instruction form and mailing it back in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed voting instruction form, your vote or voting instruction form must be received by 11:59 p.m., Eastern Time, on June 13, 2023, to be counted.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a Stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Securities in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.

Beneficial Owners of Common Stock. If you are a beneficial owner of Common Stock and do not provide the nominee that holds your Common Stock with specific voting instructions, the nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your Securities on a non-routine matter, it will not have authority to vote your Common Stock on that matter. This result is generally referred to as a broker non-vote. When our inspector of election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the nominee that holds your Securities by carefully following the instructions provided in the voting instruction form.

Which proposals are considered routine or non-routine?

We believe Proposal 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023) is a routine proposal.

We believe Proposal 1 (election of directors), Proposal 3 (advisory vote to approve the compensation of our named executive officers) and Proposal 4 (advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers) are non-routine proposals.

How are abstentions and broker non-votes treated?

For the purpose of determining whether Stockholders have approved a proposal, abstentions and broker non-votes will not be treated as votes cast for or against the proposal and will therefore have no effect on the outcome of that proposal.

What vote is required to approve each proposal?

The following table describes the voting requirement for each proposal:

Proposal 1 Election of nine directors for a one-year term to expire at the 2024 Annual Meeting of Stockholders	Each director must be elected by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the election of the director must exceed the number of votes cast AGAINST the election of the director.

Proposal 2 Ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023	This proposal must be approved by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Proposal 3 Advisory vote to approve the compensation of our named executive officers	This proposal must be approved by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Proposal 4 Advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers	The option of one year, two years or three years that receives the greatest number of votes will be considered the frequency selected by our Stockholders.

What is the effect of an advisory vote?

As advisory votes, Proposal 3 and Proposal 4 are not binding on our Board or its compensation committee (the “Compensation Committee”) and the final decision on the matter covered by such proposal remains with them. However, we value the opinion of Stockholders on the important issues covered by such proposals. The Compensation Committee will consider the results of Proposal 3, the advisory vote on named executive officer compensation, when making future executive compensation decisions. In addition, our Compensation Committee will consider the outcome of the advisory vote with respect to Proposal 4 in establishing the frequency of future advisory votes on executive compensation.

At our 2022 annual meeting, approximately 44.6% of the total votes cast voted for the proposal to approve the compensation of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K) (“NEOs”) compared to 52.3% at our 2021 annual meeting. While the percentage of votes in favor of the proposal to approve the compensation of our NEOs has declined since the 2020 Annual Meeting of Stockholders, we have continued to bolster our outreach efforts to Stockholders and incorporate the feedback received in connection with that outreach into our compensation program.

In early December 2022, we invited 39 of our largest Stockholders, representing 67% of outstanding shares, to meet with us to discuss our compensation program, proxy voting matters and corporate governance. In-person meetings were held from December 21, 2022 through January 9, 2023 with at least two members of our Compensation Committee and our Chief Executive Officer (“CEO”), General Counsel, Chief Financial Officer (“CFO”), and Senior Vice President of Treasury and Investor Relations in attendance. All members of the Compensation Committee participated in one or more meetings with Stockholders.

At the meetings, we discussed and elicited feedback on our compensation program for NEOs, including the structure and metrics of our short-term and long-term incentive plans, executive retention, directives from proxy advisory firms, and the impact of the UST loans made to us pursuant to the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) (“UST Loans”). For additional information, see Compensation Discussion and Analysis—Response to Stockholder Feedback on NEO Compensation Program and Proposal 3: Advisory Vote on Named Executive Officer Compensation.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before your vote is due, which deadline includes the final vote at the Annual Meeting if you have the right to vote in person. To do so, re-cast your vote prior to the deadline via Internet or telephone proxy, sign and return a new proxy card or voting instruction form with a later date prior to the deadline, or, if you are entitled to do so, vote in person at the Annual Meeting. Only your latest vote prior to the deadline will be counted. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote at the Annual Meeting or if you specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

We will handle proxy instructions, ballots and voting tabulations that identify individual Stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, Stockholders provide written comments on their proxy cards. These may be forwarded to management and/or our Board.

How will my proxy be voted?

Securities represented by a properly executed proxy (in paper form, by Internet or by telephone) received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. Darren D. Hawkins and Leah K. Dawson are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your Securities at the Annual Meeting. All Securities represented by a properly executed proxy on which no choice is specified will be voted:

•	FOR the election of the nine directors named in this Proxy Statement for a one-year term to expire at the 2024 Annual Meeting of Stockholders;

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023;

•	FOR the advisory vote to approve the compensation of our named executive officers; and

•	ONE (1) YEAR for the advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and will be promptly announced after the Annual Meeting. The final voting results will be tallied by the inspector of election for the Annual Meeting and announced in a Current Report on Form 8-K filed with the SEC within four business days after the final voting results are known.

Who is paying the cost of this proxy solicitation?

We are paying the cost of soliciting proxies. In addition to soliciting proxies through the mail and by email pursuant to the SEC “Notice and Access” rules, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We have retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to assist in soliciting proxies for a fee of $8,000, with an additional nominal cost to solicit certain Stockholders, plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of Common Stock their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and in obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from Stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, or if you would like to receive copies of this Proxy Statement by mail, please contact our Corporate Secretary at 913.696.6100 or by mail at 11500 Outlook Street, Overland Park, KS 66211, Attn: General Counsel / Corporate Secretary, Yellow M/S A305. In addition, information regarding the Annual Meeting is available via the Internet at the website, www.proxyvote.com.

Stockholder Proposals and Director Nominations for 2024 Annual Meeting

Stockholder Proposals

For inclusion in the Company’s proxy materials for the 2024 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), a Stockholder proposal must be submitted in writing and received by our Corporate Secretary on or before December 29, 2023.

For Stockholder proposals not submitted for inclusion in the Company’s proxy materials, the Company’s Second Amended and Restated Bylaws, as amended (“Bylaws”), provide that the proposal must be submitted by written notice (and received by the Company’s Corporate Secretary) not more than 120 days nor fewer than 90 days prior to the anniversary date of the 2023 Annual Meeting. If the 2024 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2023 Annual Meeting, such notice must be submitted (and received by the Company’s Corporate Secretary) not more than 120 days prior to the date of the 2024 Annual Meeting nor fewer than 90 days prior to the date of the 2024 Annual Meeting or the tenth day following the first day on which we provide notice of, or publicly disclose, the meeting date.

Director Nominations

The Bylaws provide that Stockholders who wish to nominate qualified candidates for election to our Board must be submitted by written notice (and received by the Company’s Corporate Secretary) not more than 120 days nor fewer than 90 days prior to the anniversary date of the 2023 Annual Meeting. If the 2024 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2023 Annual Meeting, such notice must be submitted (and received by the Company’s Corporate Secretary) not more than 120 days prior to the date of the 2024 Annual Meeting nor fewer than 90 days prior to the date of the 2024 Annual Meeting or the tenth day following the first day on which we provide notice of, or publicly disclose, the meeting date. Each such notice must provide the following information about each nominee:

•	name, age, business address and, if known, residence address;

•	principal occupation or employment of such person (present and for the past five years);

•	number of shares of our stock of the Company that are owned, directly or indirectly, beneficially and of record;

•

all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among the Stockholder, on the one hand, and each proposed nominee and any member of the immediate family of such proposed nominee, and his or her respective affiliates, or others acting in concert therewith, on the other hand, including, without limitation, all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws.

The governance committee of the Board (the “Governance Committee”) uses the criteria described in Structure and Functioning of the Board—Board Committees—Governance Committee in this Proxy Statement when considering nominees for director, including nominees submitted by Stockholders.

As a condition for any nomination, we reserve the right to require any Stockholder nominee to complete and sign a questionnaire to provide, among other things, information about an individual’s background and experience, securities ownership, independence, insider transactions and compensation.

In addition, to comply with the universal proxy rules, Stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must give timely notice thereof in writing to the Corporate Secretary at the Overland Park address set forth below, setting forth the information required by Rule 14a-19 under the Exchange Act, no later than 60 days before the anniversary date of the immediately preceding annual meeting of Stockholders. This means that for our 2024 annual meeting, our Corporate Secretary must receive notice no later than April 15, 2024.

Additional Information for Stockholder Proposals and Director Nominations

Any proposals or nominations described above must be delivered to the Company’s Corporate Secretary at Yellow Corporation, 11500 Outlook Street, Overland Park, KS 66211, Attention: General Counsel / Corporate Secretary, Yellow M/S A305. Please refer to the advance notice provisions of the Company’s Bylaws for additional information and requirements regarding Stockholder nominations or other Stockholder proposals.

The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Company’s Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Communications with Our Board

We encourage any Stockholder who desires to communicate their views and concerns to our Board to do so by writing our Corporate Secretary at Yellow Corporation, 11500 Outlook Street, Overland Park, KS 66211, Attn: General Counsel / Corporate Secretary, Yellow M/S A305. In general, any Stockholder communication about bona fide issues concerning the Company delivered to the Corporate Secretary for forwarding to the Board or specified member or members will be forwarded in accordance with the Stockholder’s instructions.

Householding of Proxy Materials

Some brokers, banks and other nominee record holders may participate in the practice of householding stockholder materials, such as proxy statements, information statements and annual reports. This means only one copy of the proxy materials for the Annual Meeting may have been sent to multiple Stockholders in your household. To obtain separate copies of the proxy materials for the Annual Meeting, contact our Corporate Secretary at 913.696.6100 or by mail at Yellow Corporation, 11500 Outlook Street, Overland Park, KS 66211, Attn: General Counsel / Corporate Secretary, Yellow M/S A305, and we will promptly deliver separate copies of these proxy materials to you. If you wish to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a record holder of our Securities, you may contact Broadridge Financial Solutions Inc. (“Broadridge”) either by calling toll-free at 1.866.540.7095 or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Company Information

In response to Stockholder feedback, we are sharing in this Proxy Statement our mission, strategic vision, values and information about our culture, including diversity, equity, inclusion and belonging (“DEIB”) and safety. We are proud to be one of the largest, most comprehensive less-than-truckload (“LTL”) networks in North America with local, regional, national and international capabilities. We offer expertise in LTL shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Our customer base includes the United States federal government. A substantial majority of our services are provided wholly within the U.S. Of our nearly 28,800 employees as of March 31, 2023, approximately 23,500 are unionized. Each of our LTL operating subsidiaries has employees who are represented by the International Brotherhood of Teamsters (“IBT”).

Our mission is to act as one Yellow team, operating a super-regional LTL network that safely delivers our services with speed, reliability and quality. We are transforming to one LTL network that provides great super-regional service, and we refer to this strategy and the outcome of this strategy as “One Yellow.” This involves streamlining sales, realigning operations leadership, rebranding, adopting a single technology platform, and optimizing the LTL network. We are in the final stages of our operational transformation.

As part of becoming One Yellow, we have aligned our key values to be safety, customer focus, integrity, respect, progress, excellence and courage, which we believe enables us to be an attractive employer and business partner. Safety is especially important, with hazards being actively identified and controlled. In addition, we actively provide leadership and frontline development to meet regulatory requirements and promote a culture of safety throughout the entire Company. Our employee reward and recognition programs reinforce safe behaviors with a focus on exposure control leading to a reduction in injury and collision. A safety governance structure from the terminal level to the Board is in place to oversee strategic initiatives related to safety policies, practices and protocols.

We call on every employee to be customer-loyal, safety-focused, results-oriented and proud of our Company. We are focused on creating an inclusive and diversely engaged workforce where employees experience a sense of purpose, belonging and ownership of their work. Our employee-led DEIB council collaborates with our workforce to develop concrete, strategic objectives that prioritize and drive accountability for the development of equitable policies, practices and programs that are people and culture-focused. The DEIB council proactively identifies, engages with and advocates for diverse ideas, interests and perspectives to center and provide platforms for historically oppressed groups. Our DEIB council guides our efforts and the people who, in collaboration with the DEIB council, provide strategic direction, set organizational objectives and lead DEIB initiatives and programs. We have been honored to receive several awards and form partnerships highlighting our employees’ efforts supporting our commitment to diversity and inclusion including Top Company for Women to Work for in Transportation, Military Friendly Employer, the National Defense Transportation Association Pathfinder Society Award, ATA 2022 Diversity, Equity & Inclusion Change Leader Award, and the U.S. Army Partnership for Your Success program. In March 2023, Women in Trucking named three Company leaders as “Top Women to Watch in Transportation” based on, among other factors, their efforts to promote gender diversity in the transportation industry. Since 2019, 33 of our employees have earned a place on such list.

We believe in employee talent development. We received the Association for Talent Development’s 2022 BEST award for the third year in a row. This award recognizes organizations that demonstrate enterprise-wide success in talent development.

We offer the Yellow Driving Academy, a paid commercial driver’s license (“CDL”) apprenticeship training program, at 22 locations across the U.S. Existing employees or external candidates can receive classroom and behind-the-wheel training, enabling them to obtain their CDL and begin a career in trucking. The Academy helps address the nationwide shortage of experienced drivers. The comprehensive training is registered through the

U.S. Department of Labor as a formal apprenticeship program and complies with the Federal Motor Carrier Safety Administration Entry-Level Driver Training requirements. To promote safe driving habits and professionalism, certified CDL safety trainers provide additional skills training after students obtain their CDL.

We take care of our customers and each other. We recognize truckers are heroes, featuring their milestones and accomplishments in both internal and external communications, and value what they contribute to the Company and also to society.

Selected Highlights from 2022

Selected highlights of our financial and operational results in 2022 are provided below:

•

completed Phase One of our enterprise transformation, transitioning to a single operating platform, integrating 89 legacy terminals from two subsidiaries (YRC Freight and Reddaway), and operating as a super-regional carrier in the western United States;

•	grew our revenue by 2.4%;

•	increased our operating income by 90.9%;

•	generated earnings per share of $0.42, as compared to loss per share of $2.15 for 2021; and

•

improved results in both Safety and Operating Ratio (each as defined in Compensation Discussion and Analysis—Response to Stockholder Feedback on NEO Compensation Analysis—Stockholder Feedback and Company Response). Operating Ratio of 96.6% was the best in 16 years. Improvements over 2021 in Safety and Operating Ratio are shown in Compensation Discussion and Analysis—Description of Compensation Components—Short-Term Incentive Compensation.

Security Ownership of Management and Directors

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of April 17, 2023, by (i) each of our NEOs, (ii) each of our directors serving as of such date, and (iii) all of our executive officers and directors as a group. None of our NEOs, executive officers or directors beneficially own any Series A Preferred Stock. Beneficial ownership is determined in accordance with the rules of the SEC.

All of our NEOs, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director. The address of each beneficial owner listed in the table below is Yellow Corporation, 501 Commerce Street, Suite 1120, Nashville, Tennessee 37203.

Name	Shares of Common Stock Owned as of April 17, 2023		Shares of Common Stock Holder Has a Right to Acquire by June 16, 2023 (1)		Total Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (2)
Darren D. Hawkins	381,284		—		381,284	*
Daniel L. Olivier	108,812		—	(3)	108,812	*
Darrel J. Harris	173,466		—	(3)	173,466	*
Leah K. Dawson	82,834		—	(3)	82,834	*
Jason T. Ringgenberg	121,746		—		121,746	*
James R. Faught	34,998		—		34,998	*
Douglas A. Carty	30,000		188,989		218,989	*
Matthew A. Doheny	155,528		142,611	(4)	298,139	*
Javier L. Evans	3,000		46,170		49,170	*
James E. Hoffman	56,378		142,611		198,989	*
Shaunna D. Jones	600		56,339		56,939	*
Susana Martinez	—		56,339		56,339	*
David S. McClimon	46,000	(5)	56,339		102,339	*
Patricia M. Nazemetz	—		150,441		150,441	*
Chris T. Sultemeier	35,100	(6)	56,339		91,439	*
All directors, executive officers and NEOs as a group (17 persons)(7)	1,293,194		896,178	(3)	2,189,372	4.2%

*	Indicates less than 1% ownership.
(1)

The numbers for the non-employee directors represent shares of Common Stock issuable in connection with annual RSU grants (“Annual RSUs”) under the Director Plan as defined in Director Compensation. As explained in that section, the receipt of Common Stock pursuant to the vested RSUs occurs three years from the grant date or on an alternate date if the director has made a deferral election. Shares are received earlier upon the director’s death, disability, change in control, or other separation from service.

(2)

Based on 51,980,474 shares of our Common Stock issued and outstanding as of April 17, 2023. Pursuant to Exchange Act Rule 13d-3(d)(1), shares of Common Stock of which a person has the right to acquire beneficial ownership at any time by June 16, 2023 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(3)

For Messrs. Olivier and Harris and for Ms. Dawson, shares of Common Stock issuable pursuant to unvested RSUs and unvested performance stock units are not beneficially owned due to vesting schedules and other terms and conditions.

(4)	Excludes shares of Common Stock issuable pursuant to unvested RSUs granted to Mr. Doheny on January 15, 2022 as described in Director Compensation—Retention RSU Grant to Chairman of the Board.

(5)	Consists of shares of Common Stock owned by the McClimon Trust over which Mr. McClimon controls the voting and dispositive power.
(6)	Mr. Sultemeier’s ownership includes 6,100 shares of Common Stock owned by the Sultemeier Family Trust over which Mr. Sultemeier is trustee and controls the voting and dispositive power.
(7)	Director David H. Webber did not serve on the Board as of April 17, 2023 and is not included in this table. As of April 19, 2023, when he joined the Board, he did not own any shares of Common Stock.

Security Ownership of Certain Beneficial Owners

As of April 17, 2023, except as otherwise noted, the persons who, based upon their most recent filings with the SEC, beneficially owned more than 5% of our Securities were:

Name & Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)	Shares of Series A Preferred Stock Beneficially Owned	Percentage of Series A Preferred Stock Beneficially Owned (3)
U.S. Department of the Treasury (2) c/o The Bank of New York Mellon	15,943,753	30.7%	—	—
240 Greenwich Street 7th Floor New York, NY 10004

International Brotherhood of Teamsters 25 Louisiana Avenue, N.W. Washington, D.C. 20001	—	—	1	100%

(1)	Based on 51,980,474 shares of our Common Stock issued and outstanding as of April 17, 2023.
(2)

In connection with the Share Issuance Agreement entered into with the UST, 15,943,753 shares of our Common Stock have been deposited with The Bank of New York Mellon, as Trustee for the benefit of the UST under a Voting Trust Agreement dated July 9, 2020. Under the agreement, the shares of our Common Stock will be voted in proportion as all other shares of Common Stock are voted, subject to certain exceptions defined therein.

(3)	The Series A Preferred Stock votes with the Common Stock as a single class.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers, and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our common stock. Based solely on our review of the Section 16(a) reports filed electronically with the SEC and our knowledge of certain transactions with directors and executive officers, we believe that all reporting persons were in compliance with all Section 16(a) filing requirements with respect to the year ended December 31, 2022, except that a Form 4 for Mr. Sultemeier, in connection with the purchase of 29,000 shares of Common Stock on May 17, 2022, was inadvertently filed after the due date.

Proposal 1: Election of Directors

Directors to Be Elected

The size of the Board is currently 11 directors. At the Annual Meeting, Stockholders will elect nine directors to hold office until the 2023 Annual Meeting and until their successors are elected and qualified or until their earlier death, incapacity, resignation or removal. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Securities represented by proxies will be voted for the election of a substitute nominated by the Board. Information shown below for each nominee is as of the date of this Proxy Statement.

Matthew A. Doheny Independent Director since July 22, 2011; Board Chairperson since December 9, 2019	52

North Country Capital LLC (private investment firm): Founder and President (since 2011); HSBC Securities (USA), Inc.: Managing Director, Co-head of Special Situations Trading (2016 – 2017); Fintech Advisory Inc. (hedge fund focused on undervalued securities and turnarounds in the United States): Portfolio Manager (2008 – 2010); U.S. House of Representatives Candidate (2010 and 2012); Deutsche Bank Securities Inc. (investment bank): Managing Director, Distressed Assets Group (2000 – 2008); Kelley Drye & Warren LLP and Orrick, Herrington & Sutcliffe LLP: Bankruptcy Attorney (1995 – 2000); Current Director: Arcapita Inc. (private equity firm, previously R.A. Holdings Corp.), Residential Capital, LLC (real estate finance company), MDC Texas Energy (oil and gas company), Elk Petroleum, Inc. (oil and gas company), FTX, Inc. (cryptocurrency — appointed in connection with restructuring), Frontera Holdings LLC (independent power producer), MatlinPatterson Global Opportunities Partners II LP (private equity fund); Former Director: BridgeStreet Worldwide, Inc. (corporate housing provider), Eastman Kodak Inc. (printing technology), Affinity Gaming (casino operator).

Mr. Doheny’s expertise and experience as an investor in financial and operational turnarounds provide valuable insights to the Board on our financial structure and turnaround strategy.

Javier L. Evans Independent Director since November 9, 2021	61

Webster Bank (previously Sterling National Bank): Executive Vice President, Chief Human Resources Officer (Since February 2022); Sterling National Bank: Chief Business Operations and Services Officer (2017 – 2022); Astoria Bank: Senior Vice President, Director of Human Resources, General Services Division (2014 – 2017); TD Bank USA: Senior Vice President, Human Resources Lead, Risk and Control (2013 – 2014); TD Securities LLC USA: Director, Wholesale Banking, U.S. Region (2012 – 2013).

Mr. Evans’s business operations and human resources experience, including compensation, health and welfare and retirement and equity plan design, along with industry specific experience with complex compensation and human resources issues, provide our Board with a diversified viewpoint.

Darren D. Hawkins Director since July 30, 2018	54	Chief Executive Officer of the Company (since April 2018); President and Chief Operating Officer of the Company (January 2018 – April 2018); YRC Inc.: President (2014 – 2018), Senior Vice President, Sales and Marketing (2013 – 2014); Con-way Freight Inc.: Director of Operations (2011 – 2013), Director of Sales (2009 – 2011); Yellow Transportation, Inc.: various positions of increasing responsibility (1991 – 2009); Member of the American Transportation Research Institute Board (2018).

Mr. Hawkins has over 30 years of experience in the trucking industry. Our Board relies on his knowledge and perspectives about our industry, operations, business and competitive environment, employee and union matters, strategies, challenges and opportunities.

James E. Hoffman Independent Director since July 22, 2011; Prior Board Chairperson	70

2001 Development Corporation (commercial office property development and redevelopment services): Executive Manager (2008 – 2015); Alliant Energy Corporation (electrical and natural gas): Executive Vice President of Alliant Energy International (1998 – 2005), President of Alliant Energy Resources (1995 – 2005); IES Industries Inc. (predecessor to Alliant Energy Corporation): Executive Vice President (1996 – 1998); IES Utilities Inc.: Executive Vice President (1995 – 1996); MCI Communications: Chief Information Officer (1993 – 1995), Senior Vice President (1990 – 1993); Telecom USA (telecommunications): Executive Vice President (1988 – 1990); Former Director: Iowa Health System (Chairman of the Board).

Mr. Hoffman’s executive leadership, restructuring background and other board experience inform his counsel to the Board on the financial and operational issues we face.

Shaunna D. Jones Independent Director since October 29, 2020	45

Cleary Gottlieb Steen & Hamilton LLP (international law firm): Chief Talent Officer (since 2022), Global Director of Diversity, Equity and Inclusion (2020 – 2021); Laurel Strategies, Inc. (business advisory firm): Senior Vice President (2017 – 2020); Willkie Farr & Gallagher LLP (international law firm): Attorney in the Business Reorganization and Restructuring Department (2003 – 2016).

Ms. Jones has extensive experience in leadership, human capital management, financial restructuring, reputational risk management and strategic communications. In addition, her advisory experience, including board and management interaction, and business acumen are important to our Board.

Susana Martinez Independent Director since October 29, 2020	63

State of New Mexico: Governor (2011 – 2018); Third Judicial District, Doña Ana County, New Mexico: District Attorney (1997 – 2010), Assistant Chief Deputy District Attorney (1986 – 1996); Former Chairperson for each of New Mexico’s Investment Council and Board of Finance.

Governor Martinez’s broad experience in governmental leadership, governance, public relations, human capital management, and finance, as well as her service on numerous advisory boards, are valuable sources of insight to the Board.

David S. McClimon Independent Director since January 21, 2021	67

Private Consulting Practice: Numerous consulting and advisory engagements (2011 – 2019); Central Transport International (trucking transportation): President (2011); ADR North America LLC (supply chain consulting): Chief Operating Officer (2009 – 2010); Con-way (trucking transportation): President of Con-way Freight Inc. and Senior Vice President of Con-way Inc. (2005-2007), President and CEO of Con-way Central Express (2002-2005), President and CEO of Con-way Western Express (2000-2002), various subsidiary positions (1983 – 2000); Former Director: Vitran Corporation Inc. (freight distribution); U.S. Chamber of Commerce, National Association of Manufacturers, American Trucking Associations – Highway Policy Committee.

Mr. McClimon’s robust transportation and consulting background, as well as his strong leadership and public company board experience, prove immensely helpful in his counsel to the Board.

Patricia M. Nazemetz Independent Director since March 23, 2015	73

NAZ DEC LLC (executive consulting firm): Principal and Founder (since 2011); Xerox Corporation (document technology services, software and supplies): Corporate Vice President and Chief Human Resources and Ethics Officer (2007 – 2011), Chief Human Resources Officer (1999 – 2007), other key roles in the human resources department (1979 – 1999); Former Director: Sterling Bancorp (holding company for Sterling Bank), Astoria Financial Corporation (holding company for Astoria Bank), WMS Industries, Inc. (casino gaming machines manufacturer), Energy East Corporation (electricity and natural gas distributor).

Through her notable career in all areas of human resources management, including succession planning, executive compensation, employee benefits and other areas, Ms. Nazemetz brings a unique and useful perspective to the Board, particularly as it relates to human capital management. In addition, she has extensive experience with public company boards as well as serving on numerous nonprofit boards throughout her career.

Chris T. Sultemeier Independent Director since January 21, 2021	60

NewRoad Capital Partners, LLC (investment firm): Operating Partner (since 2017); Walmart (merchandising): Executive Vice President of Logistics, Walmart Stores, Inc. and Chief Executive Officer, Walmart Transportation LLC (2012 – 2017), various roles in logistics and merchandising for Walmart Stores, Inc. (1989-2012); United States Army: Captain, Combat Engineer (1984 – 1989); Current Director: Logistics Innovation Technologies Corp. (blank check company focusing on logistics industry); Former Director: Duke Realty Corporation (rentable industrial real estate).

Mr. Sultemeier’s notable service as a Captain in the United States Army, executive roles in logistics and transportation, including public relations and human capital management, and other public company board experience afford the vast transportation and leadership skills relied upon for strategic planning.

Required Vote

Our Bylaws provide that for a director nominee to be elected, he or she must receive the approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR his or her election must exceed the number of votes cast AGAINST his or her election.

Votes to withhold and broker non-votes will not be treated as votes cast for or against Proposal 1 and will therefore have no effect on the outcome of Proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES.

Structure and Functioning of the Board

Corporate Governance Philosophy

Our corporate governance philosophy is expressed in our Guidelines on Corporate Governance; the charters of our Board’s Audit & Ethics, Compensation, and Governance Committees; our Code of Business Conduct that applies to all officers, directors, employees and contractors; and our Related Party Transaction Policy, Securities Trading and Disclosure Policy, and Foreign Corrupt Practice Act Policy, among others. These governance documents are reviewed for updates at least annually to reflect regulatory developments and corporate governance trends and provide additional guidance to our Board and its committees. The Audit & Ethics, Compensation, and Governance Committee charters, Guidelines on Corporate Governance and Code of Business Conduct are available on the Governance/Documents & Charters page of our website at investors.myyellow.com.

We are committed to effective corporate governance, compliance with applicable laws and regulations, and the highest standards of ethical conduct and good corporate citizenship.

Directors Selected by the Holder of Our Series A Preferred Stock

Pursuant to the Series A Preferred Stock certificate of designations, the IBT, as the holder of our Series A Preferred Stock, has the right to select two directors (“Series A Directors”) and to fill any vacancy left by the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director. Unless disqualified, the holder of the Series A Preferred Stock has the sole right to remove and replace Series A Directors. Each Series A Director was selected by the holder of our Series A Preferred Stock and has served continuously as a director since the date shown below. Information shown below is as of the date of this Proxy Statement.

Holders of Common Stock do not select Series A Directors.

Douglas A. Carty Independent Director since July 22, 2011	67

Switzer-Carty Transportation Inc. (school bus transportation): Co-Founder, Chairman (2011 – 2021); First Group America (public transportation): Commercial Director, North America (2007 – 2008); Laidlaw Education Services (school bus transportation): President and Chief Executive Officer (2006 – 2007), Executive Vice President and Chief Financial Officer, Laidlaw International Ltd. (2003 – 2006); Atlas Worldwide Holdings, Inc. (global air freight): Senior Vice President and Chief Financial Officer (2001 – 2003); Canadian Airlines Corp. (commercial airline): Senior Vice President and Chief Financial Officer (1996 – 2000); Current Director: Switzer-Carty Transportation Inc.; Wajax Corporation (industrial products and services); Former Director: Points International Ltd. (customer loyalty rewards).

Mr. Carty has senior executive experience in the transportation industry, experience with financial restructurings, and experience on other corporate boards. This expertise informs his advice to our Board on the financial and operational issues we face.

David H. Webber Director since April 19, 2023	50	Boston University School of Law: Professor of Law and Paul M. Siskind Research Scholar (2021 – present), Associate Dean for Intellectual Life, (2019 - 2021), Professor of Law (tenured) (2016 – present), Associate Professor of Law (2010 – 2016); DIBNE, LLC (private advisory firm): Founder and President (2022 – Present); Harvard Law School: Harvard Trade Union Program Core Faculty (2019 – Present); Reichman University: Radzyner School of Law Visiting Professor (2022); Tel Aviv University School of Law: Zvi Meitar Center for Advanced Legal Studies,

Visiting Chair in Business Law (2017), Visiting Professor of Law (2016); Boston College Law School: Visiting Professor of Law (2015 – 2016); New York University School of Law: Leonard Wagner Fellow in Law & Business (2008 – 2010).

Mr. Webber’s extensive knowledge of securities regulation and board governance will add to the Board’s expertise on matters of governance and the interests of shareholders.

The term of office of each Series A Director ends on the earlier of (i) the date on which no shares of Series A Preferred Stock are outstanding or the Series A Preferred Stock is subject to redemption pursuant to the certificate of designations; (ii) the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director by the holder of the Series A Preferred Stock; or (iii) the selection and qualification of a successor Series A Director.

Corporate Governance Structure and Function

Our Amended and Restated Certificate of Incorporation provides that our Board will consist initially of nine persons, with the precise number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series (including the Series A Preferred Stock), fixed from time to time exclusively pursuant to a resolution adopted by the majority of the whole Board. Our Board currently consists of 11 directors. Nine of our directors are elected annually at each Annual Meeting by Stockholders voting together as a single class. Up to two Series A Directors are selected by the IBT, as the holder of our Series A Preferred Stock. While the Series A Preferred Stock remains outstanding, the IBT, as the holder of our Series A Preferred Stock, has the right to appoint a Series A Director to serve on each of the Board’s Audit & Ethics, Compensation and Governance Committees, provided that the director satisfies the qualifications set forth in our Bylaws.

We have a flexible governance structure in which our Board, assisted by its committees, directs our Company’s affairs. Directors are encouraged to have direct dialogue with our management and internal auditors and may request attendance by management and internal and external auditors at Board and committee meetings.

We provide directors with tablet computers and an electronic portal through which they may review our corporate governance documents, compensation plans, Company policies, Board and committee minutes, continuing education materials, and reports and presentations prepared by management, internal and external auditors and other advisors in advance of each meeting. Directors are encouraged to review these materials prior to the meeting. We also use the portal to communicate with directors and solicit their opinions and vote by unanimous written consent.

Our Legal Department makes continuing education opportunities available for directors to assist them in staying updated with legal and governance developments and trends.

The principal responsibility of our directors is to execute their fiduciary duties to promote the interests of Stockholders and the long-term value of our Company. Directors may also consider the interests of other stakeholders, including lenders, customers, suppliers, employees, unions and the communities in which we operate.

Directors generally may rely without independent verification on recommendations, advice and information provided by management and outside experts on matters within their areas of expertise and competence but are encouraged to independently challenge their assumptions and recommendations where appropriate.

Primary Responsibilities of the Board

As described in our Guidelines on Corporate Governance, our Board’s primary functions are:

•	overseeing the formation, implementation and review of major strategies, plans and actions;

•	reviewing and evaluating our performance against broad financial and strategic objectives

•	providing direction, advice and counsel to senior management;

•	selecting, compensating and evaluating our CEO and other executive officers;

•	reviewing succession planning for our CEO and other executive officers;

•	selecting appropriate candidates for election as directors;

•	reviewing our systems and practices designed to bring about compliance with applicable laws and regulations, including our accounting and financial reporting obligations;

•	establishing and maintaining satisfactory disclosure controls and internal controls over financial reporting; and

•	reviewing the major risks we face and helping us to develop and oversee strategies to address those risks.

Director Independence

Our Guidelines on Corporate Governance and Nasdaq Stock Market (the “Nasdaq”) Listing Rules (“Nasdaq Listing Rules”) require that a majority of our Board be independent. For directors other than Messrs. Hawkins and Webber, our Board has affirmatively determined that none has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is therefore independent in accordance with Nasdaq Listing Rule 5605 and the Director Independence Standards (“Director Independence Standards”) included in our Guidelines on Corporate Governance. The Board is in the process of determining independence under the Director Independence Standards for Mr. Webber, who was recently selected by the holder of our Series A Preferred Stock and joined the Board on April 19, 2023.

In making its independence determinations, our Board evaluated the following relationships and affirmatively determined they did not materially affect the respective director’s objectivity or independence:

•

Mr. Carty serves as a director of Wajax Corporation (“Wajax”). In 2022, the Company paid Wajax approximately $3,300 (representing less than 5% of Wajax’s consolidated gross revenue for the year), and Wajax paid the Company approximately $55,000 (representing less than 5% of the Company’s consolidated gross revenue for the year), in each case for ordinary course transportation services.

•

Mr. McClimon receives pension benefits from XPO Logistics, Inc., a transportation and contract logistics company that is a competitor of the Company. Additionally, Mr. McClimon’s son serves as the Vice President of Sales for North Park Transportation Company (“North Park”). In 2022, the Company paid North Park approximately $2.9 million (representing less than 5% of North Park’s consolidated gross revenue for the year), and North Park paid the Company approximately $138,000 (representing less than 5% of the Company’s consolidated gross revenue for the year), in each case for ordinary course transportation services. Mr. McClimon’s son did not receive any compensation as a result of these transactions.

•

Mr. Evans serves as the Executive Vice President, Chief Human Resources Officer of Webster Bank (“Webster”). In February 2022, Webster acquired Sterling National Bank (“Sterling”), where Mr. Evans served as Chief Business Operations and Services Officer. Mr. Evans does not receive compensation based on transactions between the Company and Webster, and, prior to such acquisition, did not receive compensation based on transactions between the Company and Sterling. In 2022, the Company paid Webster and Sterling approximately $9.7 million for equipment leases (representing less than 5% of Webster’s consolidated gross revenue for the year).

Director Resignation Policy

In the event that a director nominee fails to receive an affirmative majority of the votes cast in an uncontested election, the Board, within its powers, may take any appropriate action, including decreasing the number of directors or filling a vacancy. Our director resignation policy requires each incumbent nominee for the Board who does not receive the requisite majority vote in an uncontested election to promptly tender his or her resignation following certification of the Stockholder vote. Our Board will then decide whether to accept the resignation, based on the recommendation of the Governance Committee, within 90 days following the date of the Stockholders’ meeting at which the election occurred and will disclose its determination and, in the event it takes any action other than acceptance of the resignation, its rationale, in a filing with the SEC.

Meeting Attendance

Our Board held 15 meetings during 2022. Directors are expected to prepare for and make every effort to attend and participate in meetings of the Board and committees on which they serve. Our Guidelines on Corporate Governance provide that each director should strive to attend at least 75% of the total number of meetings of the Board and committees on which he or she serves. During 2022, each director attended at least 75% of those meetings.

Our Guidelines on Corporate Governance provide that directors are expected to attend annual Stockholder meetings in person or by telephone or other electronic means. All of our directors attended the 2022 Annual Meeting virtually.

Executive Sessions of Independent Directors

Our independent directors meet in regularly scheduled executive sessions, with at least two executive sessions per year. Board committee members also regularly meet in executive sessions among themselves and with selected members of management and our internal and external auditors. The purpose of these executive sessions is to facilitate candid discussion about important matters affecting our Company.

Board and Committee Self-Assessment

To promote continuous improvement in our corporate governance processes, our Board and committees, led by the Board’s Governance Committee, conduct an annual self-assessment of their effectiveness. The results are tabulated by the General Counsel’s office and then analyzed by the Governance Committee, presented to the Board and used to identify and implement improvements in our governance processes.

Board Committees

Current committee memberships with voting rights are as follows:

Audit & Ethics Committee	Compensation Committee	Governance Committee
Douglas A. Carty*	Patricia M. Nazemetz*	Susana Martinez*
James E. Hoffman	Javier L. Evans	Patricia M. Nazemetz
Shaunna D. Jones	David S. McClimon	Chris T. Sultemeier
Chris T. Sultemeier

*	denotes Chairperson

Pursuant to our Bylaws, Mr. Doheny, as Board Chairperson, and Mr. Hawkins, as CEO, are ex-officio, non-voting members of each committee and are welcome to attend all committee meetings and to present matters for consideration and take part in consideration of any business of the committee, except when otherwise prohibited by applicable law, regulation or Nasdaq requirements. References in this Proxy Statement to committee membership and committee independence exclude Messrs. Doheny and Hawkins and include only voting members.

The Chairperson of each committee handles the function of lead director for committee matters, serves as spokesperson for the committee, and provides recommendations and guidance to our Board, Board Chairperson and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has the sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.

Audit & Ethics Committee

The Audit & Ethics Committee of the Board (the “Audit & Ethics Committee”) met six times during 2022.

The Audit & Ethics Committee was established in accordance with Exchange Act Section 3(a)(58)(A). Our Board has affirmatively determined that all members of the Audit & Ethics Committee are independent directors, as defined by Nasdaq Listing Rule 5605 and our Director Independence Standards. The Board has also affirmatively determined that all members of the Audit & Ethics Committee meet the enhanced independence standards prescribed by Nasdaq Listing Rule 5605(c)(2)(A) and Exchange Act Rule 10A-3(b)(1), that the Chairperson of the Audit & Ethics Committee is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K, and that all members of the Audit and Ethics Committee meet the financial sophistication requirement in Nasdaq Listing Rule 5605(c)(2)(A). The Audit & Ethics Committee’s functions are described in its charter, which is available on the Governance/Documents & Charters page of our website at investors.myyellow.com.

As described in its charter, the Audit & Ethics Committee’s responsibilities include:

•	overseeing our accounting and financial reporting process and the audit of our annual financial statements;

•	overseeing the quality and integrity of our financial reporting;

•	selecting and overseeing the qualifications, performance and independence of our independent registered public accounting firm (“independent auditor”);

•	reviewing and discussing our financial statements with management and the independent auditor;

•

reviewing the adequacy of our overall control environment, and reviewing and discussing with management and the independent auditor the adequacy and effectiveness of our system of internal controls, including disclosure controls and procedures;

•	overseeing risks relating to accounting and financial reporting matters and ethics and general compliance matters;

•	overseeing our internal audit function;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our enterprise risk management function (including information, privacy and cybersecurity); and

•	annually reviewing the adequacy of the Audit & Ethics Committee charter and conducting an evaluation of its own performance.

Our independent auditor is accountable and reports directly to the Audit & Ethics Committee. The Audit & Ethics Committee reviews our independent auditor’s independence and the overall scope and focus of the annual audit. The Audit & Ethics Committee discusses with our independent auditor any relationships or services that may affect its objectivity or independence. If the Audit & Ethics Committee is not satisfied with the independent auditor’s assurances of independence, it will take, or recommend that the Board take, appropriate action to ensure its independence.

Compensation Committee

The Compensation Committee met six times during 2022.

Our Board has affirmatively determined that all members of the Compensation Committee are independent directors, as defined by Nasdaq Listing Rule 5605 and our Director Independence Standards. Our Board has also affirmatively determined that all members of the Compensation Committee meet the enhanced independence standards prescribed by Nasdaq Listing Rule 5605(d)(2)(A) and Exchange Act Rule 10C-1(b)(1). All members of the Compensation Committee also qualify as non-employee directors under Exchange Act Rule 16b-3. The Compensation Committee’s functions are described in its charter, which is available on the Governance/Documents & Charters page of our website at investors.myyellow.com.

As described in its charter, the Compensation Committee’s responsibilities include:

•	setting overall compensation policy and determining the compensation and benefits of our executive officers and other key officers other than our CEO;

•

annually evaluating the performance of our CEO based on established goals and objectives and recommending for approval by the independent members of the full Board the compensation and benefits of our CEO;

•	considering and implementing, as deemed appropriate or desirable, the results of the most recent stockholder advisory vote on executive compensation;

•	reviewing and recommending the directors’ compensation for full Board approval;

•	overseeing the development and implementation of our health, welfare and retirement benefit plans;

•	overseeing equity and other incentive compensation programs;

•	determining stock ownership guidelines for executive officers and monitoring compliance therewith;

•	overseeing the management of risks related to our compensation policies and practices;

•	monitoring our programs, policies and strategies related to our human capital management function;

•	reviewing the Compensation Discussion and Analysis disclosure and monitoring the creation of the Compensation Committee report for inclusion in the proxy statement filed with the SEC; and

•	annually reviewing the adequacy of the Compensation Committee charter and conducting an evaluation of its own performance.

The Compensation Committee has primary responsibility for determining our compensation programs for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from senior management, as well as the results of the most recent stockholder advisory vote on executive compensation. The Compensation Committee has sole authority to engage and compensate a compensation consultant and determine its independence from management. The compensation consultant is accountable and reports directly to the Compensation Committee. See Director Compensation and Compensation Discussion and Analysis for additional information about the determination of director and NEO compensation for 2022.

Compensation Committee Interaction with Compensation Consultants

The Compensation Committee engaged Alvarez & Marsal Taxand, LLC (“Alvarez & Marsal”), an executive compensation consulting firm, to provide compensation consulting, including review of the compensation programs for our executive officers and the compensation disclosures in this Proxy Statement. Alvarez & Marsal has served as the Compensation Committee’s consultant since August 2020. In selecting Alvarez & Marsal, the Compensation Committee considered and assessed all factors specified under Nasdaq Listing Rules with respect to advisor independence and determined that Alvarez & Marsal is an independent advisor. As an independent advisor, Alvarez & Marsal reports to and is directed by the Compensation Committee. With the exception of certain enterprise transformation and other nominal consulting services provided by certain Alvarez & Marsal affiliates, Alvarez & Marsal provides no other services to the Company. The Compensation Committee determined that the services provided by the affiliate of Alvarez & Marsal did not compromise its independence. Furthermore, based on our review, we are not aware of any conflict of interest that has been raised by the work performed by Alvarez & Marsal.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Patricia M. Nazemetz (Chairperson), Javier L. Evans, David S. McClimon, and Chris T. Sultemeier. None of our executive officers currently serves, or during 2022 served, on the compensation committee or as a director of another entity where an executive officer of that entity also served on the Compensation Committee or the Board. None of the individuals serving as members of the Compensation Committee are now or were previously an officer or employee of the Company.

Governance Committee

The Governance Committee met once during 2022.

Our Board has affirmatively determined that all members of the Governance Committee are independent directors, as defined by Nasdaq Listing Rule 5605 and our Director Independence Standards. The Governance Committee’s functions are described in its charter, which is available on the Governance/Documents & Charters page of our website at investors.myyellow.com.

As described in its charter, the Governance Committee’s responsibilities include:

•	identifying, assessing and recommending qualified Board candidates, including to fill vacancies on the Board or any Board committee;

•	developing the criteria for selecting Board candidates;

•	recommending for approval to the Board director candidates (other than those directors appointed by the holder of our Series A Preferred Stock, if applicable);

•	assisting the Board in assessing director independence;

•	reviewing the structure and charters of Board committees and recommending to the Board, if desirable, changes in their number, responsibilities and membership;

•	reviewing the leadership structure of the Board and recommending changes to the Board as appropriate;

•	reviewing and approving related party transactions;

•

providing oversight of our Related Party Transaction Policy, our Securities Trading and Disclosure Policy, our Foreign Corrupt Practice Act Policy and our Executive Stock Ownership Requirements Policy;

•	administering, reviewing and reassessing the adequacy of our Guidelines on Corporate Governance and recommending any proposed changes to the Board;

•	recommending other changes in corporate governance to the Board for approval from time to time;

•	reviewing and approving, as appropriate, requests from directors and executive officers to stand for election to any outside for-profit board of directors;

•	overseeing annual evaluations of the Board and its committees;

•	reviewing management development and succession planning; and

•	annually reviewing the adequacy of the Governance Committee charter and conducting an evaluation of its own performance.

The Governance Committee has sole authority to retain and compensate search firms to assist in identifying and recruiting candidates for the Board.

All nine Board nominees identified in this Proxy Statement are current directors. The Governance Committee reviewed the qualifications of each nominee and recommended each nominee for election to the Board. The Governance Committee will consider director nominations from Stockholders in accordance with the Stockholder nominating procedures described in Stockholder Proposals and Director Nominations for 2024 Annual Meeting and in the Company’s Bylaws. In addition to our Director Independence Standards, the following criteria from our Guidelines on Corporate Governance are used by the Governance Committee in considering candidates for director, including nominees submitted by Stockholders:

•

each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategy/policy-setting or senior executive level, and the ability to work well with others;

•

each director should have sufficient time available to devote to our affairs and carry out the responsibilities of a director. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for and attend Board and committee meetings on a regular basis;

•	each independent director should be free of any conflict of interest that would interfere with his or her independence or the proper performance of his or her responsibilities as a director; and

•	directors should utilize their unique experience and background to represent and act in the best interests of all Stockholders as a group.

While the Governance Committee considers all of the factors described above, it may give greater weight to one factor over another when making nominating decisions. The Governance Committee reviews annually the appropriate skills and characteristics required of directors in light of the current composition of our Board, our Director Independence Standards, and Nasdaq and SEC rules. Board candidates nominated by Stockholders must meet the criteria described in this Proxy Statement but will otherwise be considered on the same basis as candidates nominated by the Board. In addition, the Governance Committee may consider any other criteria for nominees it deems appropriate, including, but not limited to:

•	a nominee’s judgment, skill, education, diversity in accordance with our Guidelines on Corporate Governance, age, relationships, experience, and leadership and interpersonal skills;

•	the organization, structure, size and composition of the Board and the interplay of the nominee’s experience with the experience of other nominees;

•	the qualifications and areas of expertise needed to further enhance the Board’s deliberations and oversight; and

•	the extent to which the nominee would be a desirable addition to the Board and its committees.

Board Leadership Structure

Our Bylaws require that the offices of Board Chairperson and CEO be held by separate individuals, and our Guidelines on Corporate Governance require that the Board Chairperson be an independent director. We believe separation of the offices of Board Chairperson and CEO is appropriate under our circumstances because it helps preserve our Board’s independence and objectivity, provides an appropriate division of labor between our CEO and Board Chairperson, and contributes to our effective governance, in part by having an independent Board Chairperson available to counsel our CEO and facilitate his interactions with the Board. Matthew A. Doheny, who became Board Chairman in December 2019, brings to this role his financial expertise and experience in financial and operational turnarounds and provides valuable insight to our Board on our financial structure and business strategy. Darren D. Hawkins brings transportation industry knowledge and expertise, along with extensive experience with our Company, to his role as our CEO. In light of the requirement that its Chairperson be an independent director, our Board does not have a lead independent director.

Our business and affairs are managed under the oversight of our Board. There are currently 11 Board members. The three standing committees, Audit & Ethics, Compensation, and Governance, are each comprised of independent directors and are an integral part of our Board leadership structure. In determining the membership of each standing committee, the Governance Committee considers each director’s unique skills and experience in relation to the committee(s) on which he or she serves and the particular needs of each committee.

Our leadership structure also includes an experienced and energetic management team that provides information, business intelligence, reports and opinions to the Board on a regular basis. The Board and committees also rely on the advice of counsel, accountants, executive compensation consultants, internal and external auditors, and other expert advisors.

A robust committee framework sustains lines of communication among directors and with management. Regularly scheduled management reports and presentations, based upon strategic, operational, financial, legal and risk management aspects of our business, provide vital information to our Board and committees. Directors have access to our CEO, CFO and other members of our senior management team.

The Board’s role is to oversee, counsel and direct our senior management team. The role of our executive officers is to develop and implement corporate strategy, conduct our operations, manage our material risk exposures, and implement Board directives. Our Board endeavors to strike an appropriate balance between effective oversight and undue interference with our executives in the conduct of our affairs. We believe our leadership structure is effective because the Board and management respect one another’s roles and work collaboratively to promote Stockholder value.

The Board’s Role in Risk Management

Management is primarily responsible for identifying, assessing and managing our material risk exposures. The Board’s role is to oversee the systems and processes used by management to address those risks.

Management’s processes for identifying, assessing and managing material risk exposures are described in its strategic plan, which is updated by management and reviewed by the Board on an annual and periodic basis.

The Board has delegated specific risk oversight responsibilities to its standing committees as follows:

•

the Audit & Ethics Committee oversees risks related to general compliance matters, our enterprise risk management function (including information, privacy and cybersecurity), and accounting and financial reporting matters, except to the extent the Board must retain such responsibility under applicable law or Nasdaq rules;

•

the Governance Committee oversees conflict of interest risks related to the review, and, if appropriate approval, of all related party transactions along with evaluating any other potential conflicts including, but not limited to, service on the Board of the Company or any potential conflicts that may arise by service on a board of another company; and

•	the Compensation Committee oversees risks related to compensation policies and practices.

Pursuant to its charter, the Audit & Ethics Committee oversees the Company’s enterprise risk management function and the Company’s accounting and financial reporting risk profile. Management reports regularly to the Audit & Ethics Committee to discuss management’s systems and processes for identification, assessment and management of material risk exposures. Such reports contain information regarding the Audit & Ethics Committee’s observations and suggestions pertaining to, among other things:

•	management’s risk assessment and risk management approach, policies, systems and practices;

•	management’s risk appetite and strategies related to key exposures including information, privacy and cybersecurity; and

•	the disclosures on risk assessment and management in the Company’s proxy statement and periodic reports.

The Audit & Ethics Committee’s oversight of risks related to accounting and financial reporting includes reviewing the adequacy of our overall control environment and financial reporting function and controls related to selected areas presenting significant financial risk. The Audit & Ethics Committee evaluates key financial statement issues and risks and their potential effect on our financial reporting, including oversight of the integrity of our financial statements and the process used by management to address them. It then reports to the full Board on management’s briefings and its own analysis and conclusions regarding our risk management process, accounting and financial reporting risks, and the steps management has taken to monitor and control risk exposure.

The Board and each committee may retain independent legal and other advisors to advise and assist them in carrying out their risk oversight responsibilities.

Board Oversight of Human Resource Management

In overseeing our management team, the Board has access to information about our human resources objectives, operations and plans. The Board regularly invites officers responsible for our human resources functions to attend and present at Board meetings.

We are committed to human capital resources to foster the safety, both physical and psychological, of our employees and a culture of collaboration, inclusion, integrity, leadership and respect. We believe the Company’s success is firmly built upon our commitment to these values, giving us the ability to attract, develop, and retain quality talent with the skills, diverse experiences, and industry knowledge to significantly benefit our operations and performance. We are driven to create an inclusive and engaged workforce where our people have a sense of belonging and can focus on executing our strategic goals, driving innovation, and delivering on our commitment to customers.

Board Oversight of Sustainability

Yellow is a charter partner in the Environmental Protection Agency’s SmartWay voluntary emissions program. We are committed to complying with applicable environmental statutes and regulations in all countries where we operate, and to continuously improving our environmental performance in our operations. We believe we have a duty to minimize the impact our operations have on the environment by using strategies based on valid data and sound science. Our Code of Business Conduct, applicable to all our employees, enumerates standards for adhering to certain environmental, social and governance (“ESG”) standards. The Board has designated the Audit & Ethics Committee to oversee our compliance and ethics function including the Code of Business Conduct.

Director Compensation

The table below provides information on the compensation of our non-employee directors for Board service during the year ended December 31, 2022. As required by applicable SEC rules, the disclosure in this section covers all persons who at any time served as a director during 2022, other than Mr. Hawkins, who served as our CEO. Mr. Hawkins received no additional compensation for serving as director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)		All Other Compensation ($)	Total ($)
Douglas A. Carty	160,000	91,334		—	251,334
Matthew A. Doheny	270,000	2,323,334	(2)	—	2,593,334
Javier L. Evans	160,000	91,334		—	251,334
James E. Hoffman	160,000	91,334		—	251,334
Shaunna D. Jones	160,000	91,334		—	251,334
Susana Martinez	160,000	91,334		—	251,334
David S. McClimon	160,000	91,334		—	251,334
Patricia M. Nazemetz	160,000	91,334		—	251,334
Chris T. Sultemeier	160,000	91,334		—	251,334

(1)

Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 of Annual RSUs granted to all of our non-employee directors on January 19, 2022, and the Doheny RSU Award (described and defined below) granted to Mr. Doheny on January 15, 2022. No assumptions were necessary to determine the grant date fair value of the Annual RSUs or the Doheny RSU Award. The fair value of each RSU is determined using the closing market price of our Common Stock on the grant date, which for the Annual RSUs was $10.65 and for the Doheny RSU Award was $11.16.

(2)	Amount represents (i) Annual RSUs with a value of $91,334 and (ii) the Doheny RSU Award.

Director Compensation Plan

On January 19, 2022, the Board adopted a new non-employee director compensation plan (the “Director Plan”) to provide less cash compensation and additional equity compensation to non-employee directors as compared to recent prior years. The Director Plan provides for:

•	an annual cash retainer of $160,000 for service on the Board (or $270,000 for service as Board Chairman);

•	reimbursement of costs and expenses incurred attending Board and committee meetings; and

•

an annual award of a number of fully vested RSUs equal to $100,000 divided by the 30-day volume-weighted average price of our Common Stock preceding the grant date, which will settle on the earlier of the date that is three years after the grant date and the date the individual is no longer serving on the Board, or later for any director who elected to defer receipt of the underlying Common Stock to some later date or until leaving the Board.

Retention RSU Grant to Chairman of the Board

On January 15, 2022, the Board granted Mr. Doheny, the Company’s Chairman of the Board, a one-time retention award of 200,000 time-vesting RSUs (the “Doheny RSU Award”) with a value of $2,232,000 that will vest in full on January 1, 2025, subject to certain vesting acceleration provisions as set forth in the award agreement. This grant was reported on a Form 4 January 19, 2022. Mr. Doheny has provided extraordinary services over the years, including through his significant role in helping the Company develop its financial turnaround strategy, the One Yellow transformation, described in Company Information—Selected Highlights from 2022. The Board believes Mr. Doheny’s continued service throughout the vesting period will be critical for the Company’s successful execution of the One Yellow transformation and certain other key Company events during 2023 and 2024, as well as our ability to face new challenges anticipated to arise during the award’s vesting period. Additionally, the Board believes this award will further align Mr. Doheny’s interest with those of our Stockholders. In determining the value of the award, the Board considered the value of retention awards made to board chairpersons at other companies during periods of financial turnaround and strategic initiatives comparable to our One Yellow transformation.

Equity Ownership Requirements

We do not have an equity ownership requirement for non-employee directors. Under the Director Plan, we provide our non-employee directors annual equity-based compensation in the form of RSUs. Shares of Common Stock are issued pursuant to Annual RSUs, at the election of the individual director, on the earlier of (i) the date the director is no longer serving on the Board due to death, disability, a change in control or other separation from service or (ii) a specified deferral date after the third anniversary of the grant. If no deferral is elected, shares are issued the first business day following such third anniversary of the grant date or earlier upon death, disability, a change in control or other separation from service. We believe this equity award design negates the need for a separate stock ownership requirement for non-employee directors.

A Message to Our Stockholders

Dear Yellow Stockholders,

The Board of Directors, the Compensation Committee and the Company thank Stockholders for their investment and for their support of our One Yellow enterprise transformation and network optimization described in this Proxy Statement. Executive compensation that allows us to compete for and retain talent is important to the Company and to our One Yellow initiative. The Compensation Discussion and Analysis following this letter reflects our executive pay philosophy and practices for 2022, describes improvements made since the 2021 performance year and announces additional enhancements for 2023 with key Company priorities in mind.

Throughout the year, the Company solicits feedback from our Stockholders to understand their perspectives on our Company, including our executive pay initiatives. We reached out in late 2022 and early 2023 to Stockholders who represent approximately 67% of our outstanding shares to address the compensation design and retention priorities during the One Yellow transformation, to better understand Stockholder perspectives on potential enhancements to our executive pay program, and to clarify the impact of the United States Treasury (“UST”) loans on the program. As a result, members of our Compensation Committee, as well as our Chief Executive Officer, General Counsel, Chief Financial Officer, and Senior Vice President of Treasury and Investor Relations, attended a series of meetings with several key Stockholders to seek their insights on our compensation programs.

Stockholders who accepted our invitation to engage were thoughtful and thorough in providing feedback. They agreed with our continued emphasis on the ability to compete for and retain executive leadership, particularly as we implement the final stages of One Yellow. They recognized that the compensation limits imposed by the UST loans affect our ability to pay market-competitive executive compensation and require unique solutions. For 2022, they endorsed the addition to our Short-Term Incentive Plan (“STIP”) of specific factors that guide the making of awards under the non-formulaic portion of the STIP. For 2023, they suggested and supported basing payouts under the formulaic portion of the STIP on multiple metrics, decreasing the portion of the STIP based on non-formulaic measures, lengthening the vesting period for Long-Term Incentive Plan (“LTIP”) awards, increasing the extent to which the LTIP awards are performance-based, and tying LTIP performance to multiple metrics over a three-year period. They also asked for certain enhancements in compensation disclosures. We have incorporated Stockholder suggestions into our 2023 compensation program.

We thank Stockholders for their valuable feedback, which helps us retain a first-class leadership team that drives Stockholder value. We look forward to continued communication with Stockholders on executive compensation or any other matters and welcome feedback at any time. Stockholders may contact us at investor@myyellow.com.

Sincerely,

Patricia M. Nazemetz

Compensation Committee Chair

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation decisions made for 2022 with respect to our 2022 NEOs. The table below lists our NEOs and their titles.

Name	Title
Darren D. Hawkins	Chief Executive Officer

Daniel L. Olivier	Chief Financial Officer

Darrel J. Harris	President & Chief Operating Officer

Leah K. Dawson	Executive Vice President, General Counsel and Secretary

Jason T. Ringgenberg	Former Chief Information Officer(1)

James R. Faught	Former Chief Accounting Officer(2)

(1)	Mr. Ringgenberg retired effective March 31, 2023.
(2)	Mr. Faught separated from service effective December 8, 2022.

Executive Summary

2022 Executive Compensation Program and the CARES Act Credit Facilities

At the beginning of 2022, Mr. Hawkins and the management team remained focused on executing a comprehensive business strategy to achieve long-term profitability and stability. Given the compensation limits required by the CARES Act, the Compensation Committee continued to focus on an executive compensation program that is designed to achieve the goals of our underlying compensation philosophy. Our philosophy, described in Compensation Philosophy and Objectives, remains consistent with prior years and emphasizes the retention of executive leadership. The Compensation Committee considers retention especially important in light of the One Yellow transformation described in Company Information—Selected Highlights from 2022.

In July 2020, the Company entered into the UST Loans with the U.S. Department of Treasury as permitted under the CARES Act. These agreements limit the total compensation we can currently pay to certain officers and employees, including our NEOs. Under these limits, the total reportable compensation for officers and employees whose compensation exceeds $425,000 during any consecutive 12-month period, beginning on the date on which the UST Loan agreements were executed (July 7, 2020) and ending one year after the loan is no longer outstanding, will be limited until one year following repayment or refinancing of the loan (“Restriction Period”). When the 2022 compensation program was approved by the Compensation Committee in January 2022, the Restriction Period had the potential to last more than five years, but the actual duration was (and remains) unknown because the duration depends on when the Company repays or refinances the UST Loans. The maturity date of the UST Loans is September 30, 2024; consequently, if the UST Loans are paid at maturity, the Restriction Period would end on October 1, 2025. A violation of the CARES Act limits is an event of default under the UST Loan agreements, which could adversely affect the Company’s financial position. Accordingly, complying with the CARES Act limits is of paramount importance in the design of our compensation program for 2022 and beyond.

For 2022, one of three categories applies to each NEO based on compensation earned during the Restriction Period:

NEO Category	Description	NEO
“2019 Restricted Executives” (executives to whom Category 1 applies)

Category 1: For an executive who started working at Yellow on or before January 1, 2019, and whose 2019 total compensation exceeded $425,000, the compensation limit equals the total compensation that was or would have been reported in the SCT with respect to 2019 compensation.

During the Restriction Period, these executives are eligible to be awarded additional compensation opportunities to be earned and paid one day following the Restriction Period. See descriptions and definitions below of Long-Term Annual Bonus Awards, Deferred LTI Cash Awards, and UST Loan Performance Conditions.

Darren Hawkins and Jason Ringgenberg

“SRP Restricted Executives” (executives to whom Category 2 or Category 3 applies)	Category 2: For hires after 2019, the Subsequent Reference Period (defined below) begins on the last day in the month of hire if their total compensation exceeds $425,000 during the one-year period beginning on that date.	Category 2: Darrel Harris

Category 3: For those employed during 2019 who do not fall in Category 2 and whose Total Compensation first exceeds $425,000 during a 12-month period ending after December 31, 2019, the Subsequent Reference Period will start at end of the month in which the Executive’s Total Compensation first exceeds $425,000.

Subsequent Reference Period (“SRP”) is any 12-month period ending after December 31, 2019 during the Restriction Period in which total compensation paid to a corporate officer or employee during such 12-month period first exceeds $425,000.

Category 3: Daniel Olivier, Leah Dawson, and James Faught

Executive leadership retention is crucial to continuing our successful transformation to One Yellow. Paying executives market-competitive compensation levels is critical for the Company to retain its executive leadership team and, in turn, protect Stockholder value. However, the CARES Act and compensation restrictions under the UST Loan agreements make it difficult for the Company to pay its executives market-competitive compensation levels under normal public company executive pay programs. Additionally, limiting executive’s future pay to 2019 levels does not contemplate compensation increases for promotions and increased responsibility, further restricting the ability to pay market-level total compensation. These obstacles are exacerbated by two unique circumstances which significantly disadvantage the Company. First, in 2019, Yellow’s executives were paid below market level, so that limiting executives’ future pay to such 2019 levels compensation would put the executives well below reasonable market levels (approximately at or below 25th percentile of market in any one year). Second, Yellow’s peers are not subject to these compensation restrictions and may elect to pay reasonable market level compensation.

In light of these restrictions and other unique circumstances, the Compensation Committee was faced with two options:

•	pay the executives at the well-below market 2019 levels and risk them leaving the Company, in which case, candidates for vacant positions would demand market levels of compensation; or

•	design compensation programs that comply with the CARES Act while also compensating our executives at market competitive levels (generally at or near the 50th percentile of market).

The Compensation Committee believes the second option better aligns with our compensation philosophy and serves Stockholder interests, so the Compensation Committee created a compensation program for our 2019 Restricted Executives and SRP Restricted Executives on this basis.

2019 Restricted Executives

The Compensation Committee has designed a compensation program for our 2019 Restricted Executives, Messrs. Hawkins and Ringgenberg, aimed at providing a competitive compensation package, complying with the CARES Act and retaining and motivating our 2019 Restricted Executives. To this end, the Compensation Committee targeted total direct compensation for these executives generally near the 50th percentile of market. During the Restriction Period, the Compensation Committee has prioritized base salary to provide an adequate component of total direct compensation that is not at risk and reduced ordinary course short-term incentives (annual bonus) and equity-based long-term incentives (“LTI”). These reductions in ordinary course short-term and long-term equity-based incentives reduce the amount of each executive’s annual reportable total compensation to an amount that complies with the CARES Act restrictions. The value of any such reductions to annual bonus or equity-based LTI was granted in the form of deferred cash awards that are subject to performance-vesting criteria and cannot be earned until the expiration of the Restriction Period (other than upon certain qualifying terminations), as described below. Granting the value of these reductions in the form of deferred cash awards gives us the opportunity to provide these executives with market-competitive compensation when we are no longer subject to the CARES Act restrictions.

Two types of deferred cash awards can be made to the 2019 Restricted Executives. Long-Term Annual Bonus Awards (defined below) are made with respect to any reductions to the executives’ ordinary course short-term incentive award (annual bonus). Deferred LTI Cash Awards (defined below) are made with respect to any reductions to the executives’ ordinary course equity-based long-term incentive awards.

•	Short-Term Incentives:

•

To the extent earned, annual bonuses are paid in full unless the applicable CARES Act limit would be exceeded. Any excess award is converted into a long-term cash award subject to performance-vesting criteria that may be earned and paid at the expiration of the Restriction Period (“Long-Term Annual Bonus Award”). No Long-Term Annual Bonus Awards were made for 2022 compensation.

•	Long-Term Incentives:

•

To the extent a 2019 Restricted Executive’s annual cash compensation for any given year equals the applicable CARES Act limit, such executive’s ordinary course equity-based LTI award is reduced to zero. In lieu of receiving an equity award, we make an LTI award in the form of deferred cash award, subject to time and performance vesting criteria, that may be earned and paid after the expiration Restriction Period (“Deferred LTI Cash Award”). As discussed below, Stockholders understood the purpose of the Deferred LTI Cash Awards and supported these grants, particularly their anti-dilutive impact and the UST Loan Performance Conditions. See Response to Stockholder Feedback on NEO Compensation Program.

For payout of Long-Term Annual Bonus Awards, if made, and Deferred LTI Cash Awards, both of the following performance conditions (the “UST Loan Performance Conditions”) must be achieved: (i) the payback or refinancing of the UST Loans and (ii) the Company has a positive earnings before interest, taxes, depreciation and amortization expense (“EBITDA”) for the last 12-month period of the Restriction Period.

SRP Restricted Executives

The Compensation Committee has designed compensation packages that allow the Company to pay its SRP Restricted Executives (described and identified in the table above) market-level compensation under its standard executive pay programs while complying with the CARES Act. The Compensation Committee determined the anticipated target total direct compensation during the Restriction Period for certain of these executives and granted them one-time long-term retention equity awards that will time-vest over five years (“SRP Special Awards”) in lieu of ordinary course equity awards that would have otherwise been awarded over the duration of the Restriction Period but for the CARES Act limits. As a result, for the year in which an NEO receives an SRP Special Award, such NEO’s total direct compensation as reported in that year’s proxy statement Summary Compensation Table will be much greater than the targeted total direct compensation for that NEO. Any future annual equity awards granted to these executives will be reduced in proportion to what was granted as additional equity compensation to prevent a windfall to the executives. The table below shows how the SRP Special Awards granted to our SRP Restricted Executives is expected to affect each executive’s equity compensation in the coming years.

SRP Restricted Executive	Dollar Amount on Which SRP Special Award Was Based (1) ($)	Vesting Period of SRP Special Award (20% per year)	Years in which Annual LTIP Award is Subject to Reduction (“Reduction Period”)	Approximate Annual LTIP Award Reduction ($)	Approximate Total LTIP Reduction Over the Reduction Period (1) ($)
Daniel L. Olivier	1,500,000	Aug. 2021 - Aug. 2026	2022 - 2026	(300,000)	(1,500,000)
Darrel J. Harris	2,000,000	Apr. 2021 - Apr. 2026	2022 - 2026	(400,000)	(2,000,000)
Leah K. Dawson	1,000,000	Jan. 2022 - Jan. 2027	2023 - 2027	(200,000)	(1,000,000)
James R. Faught(2)	750,000	Jan. 2022 - Jan. 2027	2023 - 2027	(140,000)	(750,000)

(1)

The number of RSUs granted was based on the volume-weighted average price in the 30 days preceding the grant date. The reduction to each annual LTIP award granted during the applicable Reduction Period will be calculated in the same manner.

(2)

Upon his separation from service on December 8, 2022, Mr. Faught vested in a number of RSUs worth $32,106 (based on closing market price on December 8, 2022) and forfeited the remainder of his SRP Special Award.

The Compensation Committee determined total direct compensation for our SRP Restricted Executives by evaluating relevant survey and proxy market data. Generally, overall target compensation for the SRP Restricted Executives is below the 50th percentile of the market. The targets vary below the 50th percentile based on data for the position, the relevant experience of the executive, and other relevant factors.

The SRP Special Awards were made to ensure flexibility to align future compensation for SRP Restricted Executives with Company and Stockholder interests, as the baseline compensation set during the SRP (defined above) will impact the amount of compensation that these executives can receive in the future. In effect, these awards permit the Company to continue to provide SRP Restricted Executives with market-level compensation opportunities in accordance with the Company’s “normal” compensation program while complying with the CARES Act. For retention purposes, the SRP Special Awards are subject to a five-year time-vesting schedule (the anticipated duration of the Restriction Period at the time these were granted). In light of the continued volatility in the macroeconomic climate and the extensive duration of the vesting period, the Compensation Committee recognized the difficulty in identifying appropriate long-term performance metrics and goals in a way that would allow these awards to meaningfully drive performance. Although we do not anticipate granting any additional SRP Special Awards in the future, in light of Stockholder feedback suggesting a performance component and the fact that we are closer to expiration of the Restriction Period (therefore decreasing the duration of the vesting period), any SRP Special Awards granted in future years will include a performance component. See additional detail below in Response to Stockholder Feedback on NEO Compensation Program.

The decrease in the price of our Common Stock has diluted the value of the SRP Special Awards, as shown in the table below. Annual LTIP awards made to Ms. Dawson and Messrs. Olivier and Harris will continue to be reduced by $300,000, $400,000 and $200,000, respectively, even though their SRP Special Awards have not retained their value through December 31, 2022. When granting SRP Special Awards and committing to the annual LTIP reductions described above, the Compensation Committee recognized that, as with any equity-based award, a decrease in the price of our Common Stock at any time during the Reduction Period could dilute the ultimate value of the SRP Special Awards. The SRP Special Awards are unique in that this dilution could make the aggregate reduction to annual LTIP awards greater than the value of the SRP Special Awards, resulting in a net loss of target direct compensation for our SRP Restricted Executives over the five-year period. The Compensation Committee believes that this risk further ties our SRP Restricted Executives’ pay to Company performance and, in turn, aligns their interests with those of our Stockholders.

SRP Restricted Executives with Outstanding SRP Special Awards at December 31, 2022	Grant Date	Number of SRP Special Award RSUs Outstanding at December 31, 2022	Grant Date Fair Market Value (1) ($)	December 31, 2022 Fair Market Value (2) ($)
Daniel L. Olivier	August 23, 2021	209,791	1,210,494	526,575
Darrel J. Harris	April 13, 2021	183,487	1,644,044	460,552
Leah K. Dawson	January 19, 2022	85,763	913,376	215,265

(1)	Value of such outstanding SRP Special Awards based on market closing price on date of grant.
(2)	Value of such outstanding SRP Special Awards on December 30, 2022 (last trading day of fiscal year 2022), based on a market closing price of $2.51.

2022 Executive Compensation Highlights

As described above, the Company’s decision to enter into the UST Loans has affected the design of our compensation program. As a result, the Company made changes to both the short-term and long-term compensation programs to account for the CARES Act limits. See 2022 Executive Compensation Program and the CARES Act Credit Facilities.

Notwithstanding the limitations placed on the design of our compensation program by the CARES Act as discussed above, in reviewing Company performance and earned executive pay for 2022, the Compensation Committee believes that the executive compensation program achieved its objective of aligning pay and performance and therefore validates our fundamental pay framework, comprised of:

•	market competitive base salaries;

•	meaningful short-term incentive opportunities tied to strong financial and operational goals;

•

long-term incentives tied to executive retention and EBITDA achievement (for 2019 Restricted Executives, long-term incentives are directly tied to EBITDA achievement and the Company paying off the UST Loans, and for SRP Restricted Executives, long-term incentives are based on stock price improvement that ties directly to an increase in the value of our Common Stock for our Stockholders); and

•	executive stock ownership requirements, as described further in Executive Stock Ownership Policy.

The Role of Say-On-Pay Votes

Say-On-Pay Votes

The Compensation Committee and our Board believe our Stockholders, who benefit from our NEOs’ efforts to achieve strong financial and operational results, should have a say in how we compensate our NEOs. As selected by our Stockholders at our 2017 Annual Meeting of Stockholders and approved by our Board, an advisory vote to approve the compensation of our NEOs (say-on-pay proposal) is held annually. The Compensation Committee has considered, and will continue to consider, the outcome of say-on-pay proposals in determining NEO compensation design. Pursuant to Proposal 4 included in this Proxy Statement, our Stockholders will be voting again on the frequency of stockholder advisory votes to approve the compensation of our NEOs, and the Board is recommending annual frequency.

At our 2022 Annual Meeting of Stockholders, approximately 44.6% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Based on information provided by Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”), we believe a primary reason for recommending an “against” vote was our level of outreach to our Stockholders to explain our unique compensation practices and our incorporation of Stockholder suggestions on changes to compensation design. See Proposal 3: Advisory Vote on Named Executive Officer Compensation for additional information.

Response to Stockholder Feedback on NEO Compensation Program

Stockholder Outreach

In late 2021 and early 2022, we contacted various holders of our Common Stock to offer meetings to discuss proxy voting matters and corporate governance. The outreach was to the holders of approximately 65% of the outstanding shares of our Common Stock, not including shares held by the UST, which accounted for approximately 31% of our outstanding Common Stock as of the record date for our 2022 annual meeting. Including the shares held by the UST in the base calculations, our outreach in late 2021 and early 2022 accounted for approximately 45% of our Common Stock in the aggregate.

In early December 2022, we invited 39 Stockholders to meet with us in December 2022 and January 2023 to discuss NEO compensation matters. This increased our outreach from the prior year to the holders of approximately 67% of the holders of our outstanding Common Stock (including the shares held by the UST). Compared to the prior year, we also offered to meet and held meetings earlier in the compensation design process to give our Compensation Committee ample time to analyze Stockholder feedback prior to adopting our 2023 compensation program.

A total of five Stockholders accepted our invitation and met with us. Additionally, one Stockholder provided feedback via email. Each meeting was attending by at least two members of our Compensation Committee (which is comprised of all independent directors), as well as our CEO, General Counsel, CFO, and Senior Vice President of Treasury and Investor Relations. All members of the Compensation Committee participated in one or more meetings with Stockholders. In these meetings we presented our current and potential future compensation design, eliciting feedback and suggestions on both. We also offered additional insights on our compensation programs, including the impact of the UST Loan agreements and the need to retain executive leadership throughout the One Yellow Transformation.

Stockholder Feedback and Company Response

•

Retention Efforts: Stockholders generally support the Compensation Committee’s emphasis on executive leadership retention, particularly during the final stages of the One Yellow transformation when executive leadership stability and continuity are critical.

•	Performance Components of 2022 STIP: Stockholders support the performance components we added to our short-term incentive program (“STIP”) for 2022. In prior years, 50% of the STIP opportunity

(the “non-formulaic portion”) was based on performance generally. For 2022, the Compensation Committee established guidelines for determining performance achievement under the non-formulaic portion. These guidelines established safety (based on Recordable Incident Rate as defined by the Occupational Safety and Health Administration or “Safety”) and Operating Ratio (as defined below) improvement goals and measured executive performance against the Company’s top priorities for 2022. “Operating Ratio” is a common operating performance measure used in the trucking industry and is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue (iii) plus the result of dividing operating loss by operating revenue and is expressed as a percentage. Stockholders specifically applauded the Safety improvement goal, especially because safety is a key focus of our ESG initiatives. Stockholders suggested including in this Proxy Statement additional detail about the STIP, including the purpose of the 50% non-formulaic component, and why and how the Compensation Committee selects STIP metrics, which information we have incorporated herein. See Description of Compensation Components—Short-Term Incentive Compensation (2022 STIP) for this information and additional detail about the 2022 STIP.

•	Long-Term Awards:

•

Stockholders understood the purpose of granting Deferred LTI Cash Awards in lieu of equity-based long-term incentive grants to our 2019 Restricted Executives and supported these grants. In particular, Stockholders support the anti-dilutive impact of these awards and the requirements under the UST Loan Performance Conditions.

•

Although Stockholders understood the purpose of the SRP Special Awards, as noted above, they suggested that any future SRP Special Awards contain a performance component. In response to this feedback, our Compensation Committee determined that, although it does not currently intend to grant additional SRP Special Awards, should it consider any such grants advisable in the future, it will incorporate a performance component into at least a portion of such awards.

•	Disclosure:

•

Stockholders suggested that we provide more robust disclosure about Stockholder outreach than we provided in our 2022 Proxy Statement. In response, we have expanded our disclosure about our outreach efforts by disclosing, in addition to the type of detail disclosed in the 2022 Proxy Statement, the number of Stockholders that received our invitations to engage on compensation matters, the number that accepted such invitations to engage, and the precise timing that this engagement occurred.

•	In response to a Stockholder suggestion, we have described our corporate mission and culture in this Proxy Statement in Company Information—Selected Highlights from 2022.

•

Stockholders asked for additional detail on the duration of the Restriction Period, to the extent possible. See a more robust description of the Restriction Period in 2022 Executive Compensation Program and the CARES Act Credit Facilities.

•

Stockholders suggested describing the 2023 compensation program in our proxy statement, which we have described below and in Description of Compensation Components—2023 Short-Term Incentive Enhancements and Description of Compensation Components—2023 Long-Term Incentive Enhancements.

•

One Stockholder asked for disclosure regarding the type of performance metrics used in our compensation program and the reasons they were selected. We have identified and explained why the Compensation Committee selected the performance metrics used in our 2022 and 2023 STIP and long-term incentive awards in Description of Compensation Components.

•	2023 Executive Compensation Program

•	2023 Short-Term Incentives: With respect to the 2023 STIP, Stockholders suggested that we continue incorporating multiple performance measures and decrease the non-formulaic component of the STIP opportunities. We incorporated these suggestions into our 2023 STIP. See Description of Compensation Components—2023 Short-Term Incentive Enhancements.

•

2023 Long-Term Incentives: Stockholders suggested adding a performance component to at least a portion of our equity-based long-term incentive awards and increasing the vesting period of such awards. One Stockholder specifically suggested that the long-term incentive awards be at least 50% performance-based and that the performance period be three years. We incorporated these suggestions into the 2023 equity-based long-term incentives to our SRP Restricted Executives and the 2023 LTI Deferred Cash Awards to our 2019 Restricted Executives. See Description of Compensation Components—2023 Long-Term Incentive Enhancements.

•

Because our 2022 compensation program was already in effect by the time Stockholders voted on our 2022 say-on-pay proposal, the changes we made in response to Stockholder feedback could not be implemented for our 2022 compensation program. However, our Compensation Committee drew heavily from this feedback when designing and adopting our compensation program for 2023. Based on the feedback we received from Stockholders on our 2022 short-term and long-term incentive plans and suggestions for our 2023 plans, the Compensation Committee engaged our compensation consultants, Alvarez & Marsal, to consider how we can incorporate this feedback and improve our executive compensation program for 2023. Specifically, they:

•	evaluated short- and long-term incentive performance metrics among the Company’s most recent proxy peers;

•	analyzed STIP threshold and stretch performance levels as percentages of target;

•	analyzed how LTIP performance metrics are measured and set;

•	detailed the pros and cons of prevalent LTIP performance metrics; and

•	detailed market practices for LTIP goal setting.

Using these insights, our Compensation Committee designed a 2023 compensation program that aligns with Stockholder feedback, promotes the Company’s executive compensation philosophy and objectives set forth below, and complies with the compensation restrictions under the UST Loan agreements. See Description of Compensation Components—2023 Short-Term Incentive Enhancements and Description of Compensation Components—2023 Long-Term Incentive Enhancements for details additional detail about our 2023 compensation program.

We engage with our Stockholders year-round, and our engagement efforts are not limited to the compensation engagement initiative described above. Our Investor Relations team endeavors to be informed, accessible and robust with its messaging. Its goal is to respond to institutional and retail investor inquiries within one business day. In connection with each quarterly earnings release, the Company posts on its website a slide deck presenting quarterly information in tables and graphics to facilitate analysis of information in the release. A recording of each quarterly earnings conference call is available on our website. An investor deck is normally updated each quarter and is also available on our website. The Company regularly responds to investor or analyst invitations to meet and attends sell-side investor conferences whenever practicable.

Compensation Philosophy and Objectives

Our Compensation Committee (which is comprised of all independent directors) establishes our compensation philosophy and oversees our executive compensation program. The independent directors of our Board approve our CEO’s compensation.

Our fundamental goal is to create sustainable long-term value for our Stockholders. To help achieve this goal, the primary objectives of our executive compensation program are to:

•	attract, retain, and motivate a committed, high-performing management team;

•	align the interests of our executives with the long-term interests of our Stockholders; and

•	drive the short-term performance required to create sustainable long-term value.

Our executive compensation program has reflected our unique and challenging circumstances. It has served to balance risk and reward as we have strived to de-risk our balance sheet, improve our profitability and position the Company for long-term Stockholder value creation.

Determining Executive Compensation

The Compensation Committee has primary responsibility for determining the compensation packages for our NEOs. In making its determinations, the Compensation Committee considers a variety of factors, including the Company’s operating performance and financial strength, management’s development and execution of business strategies to achieve long-term profitability and stability, the needs of the business to attract, motivate, and retain experienced executives, the unique skills and abilities of individual executives, competitive market data, advice provided by the Compensation Committee’s independent consultant, and additional information and recommendations made by our CEO, other members of our executive leadership team and our Stockholders. Our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation. As already noted, many of the determinations made by the Compensation Committee for 2022 were in response to the need for executive leadership stability and continuity during the One Yellow transformation, the compensation limitations imposed on us by the CARES Act, and our Stockholders’ concerns about executive retention and motivation in light of these circumstances.

The Role of Benchmarking

The Compensation Committee recognizes that our success depends on our ability to attract and retain skilled executive officers and that we are at risk of our executives leaving our Company to join our known competitors where compensation packages may be more attractive. Thus, despite our unique situation due to the CARES Act limits, the Compensation Committee does review and consider the compensation paid by our known competitors, in terms of the elements of pay, total available pay opportunities, and compensation actually received, in each case with the goal of establishing executive compensation packages that will be attractive to our NEOs and competitive with those companies in our identified peer group. In this regard, and for the purpose of targeting total direct compensation at competitive market levels, the Compensation Committee has requested and reviewed competitive market pay information from its independent consultant, Alvarez & Marsal.

The competitive market data provided by our independent compensation consultants was based, in part, on the following peer group that was developed by these consultants and approved by the Compensation Committee:

• ArcBest Corporation • C.H. Robinson Worldwide, Inc. • XPO Logistics, Inc. • Expeditors International of Washington, Inc.	• Hub Group, Inc. • J.B. Hunt Transport Services, Inc. • Landstar System, Inc. • Old Dominion Freight Line, Inc. • Saia, Inc.	• Ryder System, Inc. • Knight-Swift Transportation Holdings Inc. • Universal Logistics Holdings, Inc. • Werner Enterprises, Inc.

Based on the competitive market data of the peer group of companies listed above, the Compensation Committee focuses on providing a competitive compensation package that will allow us the opportunity to attract and retain key executives. While we compete with several companies in the peer group above for talent, the Compensation Committee recognizes that there are fundamental differences in our operating and capital structure compared to the peer group of companies listed above that cause our operating results and financial performance to differ from the peer group companies. This is the case even where the industry and our business operations are similar. As already noted, our peers are not subject to the compensation restrictions under the CARES Act and can pay reasonable market level compensation under typical public company executive pay programs. Additional differences include our collective bargaining agreements and related benefit funding obligations, each of which further exacerbates our competitive disadvantage.

The Role of Consultants

The Compensation Committee has the exclusive authority to engage an independent compensation consultant and to direct its work. For compensation decisions for the executive officers and the non-employee directors, after considering the independence criteria established by the SEC, the Compensation Committee engaged Alvarez & Marsal as its independent consultants for 2022. Alvarez & Marsal reports directly to the Compensation Committee. In 2022, certain affiliates of Alvarez & Marsal provided enterprise transformation and other consulting services. In 2022, aggregate fees paid for compensation services were $355,058, and aggregate fees paid other consulting services were $1,863,943. The Compensation Committee determined that the services provided by the affiliate of Alvarez & Marsal did not compromise its independence. See Structure and Functioning of the Board—Board Committees—Compensation Committee Interaction with Compensation Consultants for additional information.

Description of Compensation Components

Base Salary

Factors for determining base salary for our NEOs include their experience and level of responsibility, peer group comparisons, and internal pay equity considerations among executive officers. The table below sets forth the NEO base salaries in effect as of December 31, 2022. In January 2022, Mr. Hawkins’ salary was increased to $1,250,000 from $1,100,000; salaries for Ms. Dawson and Messrs. Olivier and Ringgenberg were increased to $475,000 from $450,000; and Mr. Faught’s salary was increased to $300,000 from $250,000, in each case, reflecting an annual increase as well as an increase related to changes in the structure of each NEO’s compensation package due to CARES Act limits. The Compensation Committee considered that during the Restriction Period, these NEOs will not be eligible to realize market levels of compensation. Given this concern and our focus on executive leadership retention, the Compensation Committee believes that the increase provided each NEO with an adequate component of total direct compensation that is not at risk through the expiration of the Restriction Period. These salary increases align with our Stockholders’ interest in providing sufficient compensation to retain and motivate our executives. The salary increases did not impact overall target total direct compensation for any of our NEOs.

Name	Salary as of 12/31/22 ($)
Darren D. Hawkins	1,250,000
Daniel L. Olivier	475,000
Darrel J. Harris	600,000
Leah K. Dawson	475,000
Jason T. Ringgenberg	475,000
James R. Faught(1)	300,000

(1)	For Mr. Faught, reflects his base salary as of December 8, 2023 (the date of his separation from the Company).

Short-Term Incentive Compensation

The purpose of our 2022 Short Term Incentive Program (“2022 STIP”) was to motivate and reward executives for short-term improvements in Adjusted EBITDA (defined and described below), Safety, Operating Ratio, and performance against the Company’s top priorities for 2022, which collectively contribute to Stockholder value. The Compensation Committee established performance goals that it believed would be challenging to achieve based on the business forecast information that was available to it in early 2022.

Adjusted EBITDA Portion of 2022 STIP

Fifty percent of each NEO’s 2022 STIP opportunity (“Adjusted EBITDA Portion”) was based on Adjusted EBITDA levels (in dollars) as set forth below in 2022 STIP Performance Objectives and Results. Adjusted EBITDA, is an important and commonly used measure in our industry and by our management to evaluate our core operating performance. It is a key component of our term loan credit agreement financial covenants.

The Compensation Committee believes Adjusted EBITDA is an appropriate performance goal for incentive compensation because improvement in our core operating performance and compliance with the financial covenants of our term loan credit agreement are imperative for our short-term and long-term success.

“Adjusted EBITDA” is a non-GAAP financial metric that reflects our EBITDA, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring charges, transaction costs related to issuances of debt, non-recurring consulting fees, non-cash impairment charges and the gains or losses from permitted dispositions, discontinued operations, and certain non-cash expenses, charges and losses (provided that if any of such non-cash expenses, charges or losses represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from Adjusted EBITDA in such future period to the extent paid).

We believe our presentation of EBITDA and Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results, particularly in light of our leverage position and the capital-intensive nature of our business. EBITDA is commonly used by other companies in our industry and provides a comparison for investors to evaluate the performance of the companies in the industry. Adjusted EBITDA better helps investors to understand how the Company is maintaining compliance with our key financial covenants in our term loan agreements.

Non-Formulaic Portion of 2022 STIP

The other 50% of each NEO’s 2022 STIP opportunity (“Non-Formulaic Portion”) was subject to performance-based guidelines set at the beginning of the performance year. The Compensation Committee believes that rewarding performance incentivizes the management team to determine how they can best support the Company’s priorities for the year. The flexibility that the Compensation Committee has to determine payout under this component is critical as the performance environment and strategic challenges can change unpredictably during a year due to economic, customer, industry, and other circumstances. In January 2022, the Compensation Committee adopted guidelines to be used when assessing achievement under this component of the 2022 STIP. This was a change from the 2021 STIP in which the Compensation Committee had general discretion to assess achievement under this component. This change was made based on our analyses of shareholder advisory firm policies and in anticipation of Stockholder suggestions to move away from open-ended discretion.

When considering the payout under the Non-Formulaic Portion of the 2022 STIP, the Compensation Committee reviewed improvement over 2021 in Safety and in Operating Ratio and the Company’s 2022 performance against top Company priorities for 2022 (creating operational attitude, continuing hiring post-COVID 19, enhancing customer experience, creating a sustainable “go-getter” culture, and always remembering the debt load (collectively, the “2022 Priorities”)). Improvement in Recordable Incident Rate ties to our number one Company value (safety), and improvement in Operating Ratio highlights the importance of financial efficiencies in conducting our operations.

2022 STIP Performance Objectives and Results

The table below provides 2022 STIP objectives and results:

Adjusted EBITDA Portion (50%)
Performance Metric	2021 Performance	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	2022 Actual Performance	Payout Percentage
Adjusted EBITDA	$306M	$382.5M	$405M	$450M	$343.1M	0%

Non-Formulaic Portion (50%)
Guidelines (in Addition to 2022 Priorities Defined and Described Above)	2021 Results	2022 Goal			2022 Results
Safety (Recordable Incident Rate) Improvement	5.5	4.4			5.1 Recordable Incident Rate 97.0% Operating Ratio
Operating Ratio Improvement	98.0%	95.2%			The Committee determined that no payment would be made for this STIP portion

Adjusted EBITDA Portion – Actual Performance: The Adjusted EBITDA targets set for 2022 exceeded those set for 2021. Although Adjusted EBITDA improved by $37.1 million from 2021 to 2022, Adjusted EBITDA for 2022 was below the threshold performance level set for our short-term incentive program; thus, no payout was earned under the Adjusted EBITDA Portion.

Non-Formulaic Portion: Although results for 2022 in Safety and Operating Ratio fell short of the 2022 goals, the Company improved both measures compared to 2021. Additionally, the Compensation Committee believes the NEOs achieved strong successes in support of the 2022 Priorities, as evidenced by the achievements set forth in Company Information—Selected Highlights from 2022. However, based on the degree to which Adjusted EBITDA fell below the threshold level, the Compensation Committee determined there would be no awards under this portion of the STIP.

Since no awards were made under the 2022 STIP, no Long-Term Annual Bonus Awards were made to our 2019 Restricted Executives in lieu of ordinary course payouts under the 2022 STIP. See 2022 Executive Compensation Program and the CARES Act Credit Facilities.

2023 Short-Term Incentive Enhancements

In response to Stockholder feedback received prior to our adoption of the 2023 program, the Compensation Committee made the following changes to our short-term incentive program:

Stockholder Suggestion:	2023 STIP Design:
Decrease the Non-Formulaic Portion of the STIP opportunities.	Decreased the Non-Formulaic Portion of the STIP to 20% (as compared to 50% in the 2022 STIP). The 20% Non-Formulaic Portion will be based on an analysis of performance against pre-established top 2023 Company priorities: (1) Provide red carpet customer experience, (2) seek to be the best people in the industry, including through performance, attitude and ensuring accountability, (3) act with speed and relentless enthusiasm, (4) support efforts to pay America back for the UST Loans by the maturity date, and (5) demonstrate the grit to be number one.

Continue incorporating multiple performance metrics.	The other 80% of the 2023 STIP will be based on performance against Adjusted EBITDA, Safety and Operating Ratio targets, each with threshold, target and maximum achievement levels. Adjusted EBITDA and Operating Ratio goals are each weighted at 30% of the overall potential payout, and Safety goals comprise the other 20%. (In comparison, for 2022, Operating Ratio and Safety improvements were goals to be considered as payout factors in the Non-Formulaic Portion.)

2022 Long-Term Incentive Plan (2022 LTIP)

Deferred LTI Cash Award for Hawkins and Ringgenberg

In January 2022, Messrs. Hawkins and Ringgenberg, the 2019 Restricted Executives, were each awarded Deferred LTI Cash Awards in lieu of our traditional equity incentive award under the LTIP. The Deferred Cash LTI Award is designed to motivate long-term performance and provide a retention incentive in light of the CARES Act restrictions. When determining the value of these Deferred LTI Cash Awards, the Compensation Committee considered that each 2019 Restricted Executive’s ordinary course equity-based long-term incentive award for 2022 was reduced to zero to comply with the CARES Act and, in light of such reductions, the Compensation Committee determined the amount of compensation necessary for each executive to receive total direct compensation near the 50th percentile of market. As discussed in Response to Stockholder Feedback on NEO Compensation Program, Stockholders understood the purpose of the Deferred LTI Cash Awards and supported these awards, particularly their anti-dilutive impact and the UST Loan Performance Conditions. See 2022 Executive Compensation Program and the CARES Act Credit Facilities for additional detail about the purpose of these awards.

The Deferred LTI Cash Awards made to Messrs. Hawkins and Ringgenberg in January 2022, equal to $1,467,000 and $589,000, respectively, are each subject to time-vesting and performance-vesting criteria. The awards time-vest in ratable installments, subject to continued employment (other than as set forth below), on January 19 of each of 2022 (the grant date), 2023 and 2024, and will performance-vest and be paid only if the Company (i) repays or refinances the UST Loans; and (ii) the Company has a positive EBITDA for the last 12-month period of the Restriction Period. The Deferred LTI Cash Awards, therefore, are directly tied to the Company’s performance and ability to repay the UST Loans. If the applicable NEO’s employment terminates prior to the end of the Restriction Period, the portion of the award that has time-vested as of such termination will remain outstanding and eligible to vest subject to the UST Loan Performance Conditions, and the remainder will be forfeited; provided that:

•

With respect to Mr. Hawkins, in the event of Mr. Hawkins’ (i) involuntary termination other than for Cause (as defined in the award agreement) or (ii) termination due to death, any portion of the award that has not time-vested will pro rata time-vest, and the UST Loan Performance Conditions will lapse on the amount that can be paid at that time without violating the CARES Act restrictions. The remainder of the pro rata time-vested portion will remain outstanding and eligible to vest subject to the UST Loan Performance Conditions. In the event of Mr. Hawkins’ Retirement (as defined in the award agreement), any portion of the award that has not time-vested will pro rata time-vest and remain outstanding and eligible to vest subject to the UST Loan Performance Conditions.

•

With respect to Mr. Ringgenberg, in the event of Mr. Ringgenberg’s; (i) involuntary termination other than for Cause (as defined in the award agreement), (ii) termination due to death, or (iii) retirement on March 31, 2023, any portion of the award that has not time-vested will pro rata time-vest, the UST Loan Performance Conditions will lapse on the amount that can be paid at that time out without violating the CARES Act restrictions, and the remainder of the time-vested portion will remain outstanding and eligible to vest subject to the UST Loan Performance Conditions. For additional detail about the treatment of these awards upon each NEO’s termination, see Executive Compensation—Potential Payments Upon Termination and Change in Control.

SRP Special Awards for Ms. Dawson and Mr. Faught

As described in 2022 Executive Compensation Program and the CARES Act Credit Facilities, in addition to the traditional annual equity grants under the LTIP, on January 19, 2022, the Compensation Committee approved one-time SRP Special Awards in the form of RSU grants valued at approximately $1,000,000 and $750,000, respectively, vesting ratably over five years, to Ms. Dawson and Mr. Faught.

These grants were made taking into account the potential impact of the CARES Act limits on the total compensation of these NEOs over the Restricted Period. The Compensation Committee determined the anticipated target total direct compensation during the Restriction Period for Ms. Dawson and Mr. Faught and granted these SRP Special Awards in lieu of ordinary course equity awards that would have otherwise been awarded over the duration of the Restriction Period but for the CARES Act limits. As a result, each of Ms. Dawson’s annual LTIP awards for 2023 through 2027 will be reduced by $200,000 per year. But for his separation from service, Mr. Faught’s annual LTIP awards for 2023 through 2027 would have been reduced by $150,000 per year. Upon his separation from service on December 8, 2022, Mr. Faught vested in a number of RSUs under his SRP Special Awards worth $32,106 (based on closing market price on December 8, 2022) and forfeited the remainder of his SRP Special Award. See 2022 Executive Compensation Program and the CARES Act Credit Facilities for additional details about these awards.

The Compensation Committee does not anticipate granting any additional SRP Special Awards in the future. However, should it determine to do so, in response to Stockholder feedback, any future SRP Special Awards will include a performance component. See Stockholder Feedback and Company Response for additional detail.

2022 Annual Equity Grants

Ms. Dawson and Messrs. Harris, Olivier and Faught continued to receive traditional equity incentive awards for 2022 in the form of time-based RSUs granted on January 19, 2022 that vest in ratable installments, generally subject to continued employment, on January 19 of each of 2022 (the grant date), 2023 and 2024.

As described above and in 2022 Executive Compensation Program and the CARES Act Credit Facilities, the 2022 annual LTIP awards granted to Messrs. Harris and Olivier were each subject to reduction of $300,000 and

$400,000, respectively, due to the SRP Special Awards granted to each executive in 2021. Absent such reductions, Messrs. Harris and Olivier each would have received an award equal to 100% of his base salary in effect at the time of grant, with the number of RSUs granted to be based on the 30-day volume-weighted average price preceding the grant date. Following these reductions, Mr. Harris’ 2022 LTIP award was approximately $200,000 and Mr. Olivier’s award was approximately $175,000.

Because Ms. Dawson’s and Mr. Faught’s SRP Special Awards were made in 2022, LTIP award reductions were not scheduled to commence until 2023 (see 2022 Executive Compensation Program and the CARES Act Credit Facilities and SRP Special Awards for Ms. Dawson and Mr. Faught). Therefore, Ms. Dawson and Mr. Faught each received a 2022 LTIP award equal to 100% of base salary ($475,000 and $300,000, respectively), with the number of RSUs granted based on the 30-day volume-weighted average price preceding the grant date.

2023 Long-Term Incentive Enhancements

For fiscal year 2023, in response to Stockholder feedback received prior to our adoption of the 2023 program, the Compensation Committee made the following changes to our long-term incentive program:

Stockholder Suggestion	2023 LTIP Design
Add a performance component to at least a portion of the equity-based long-term incentive awards.

In January 2023, we granted to our SRP Restricted Executives performance-based restricted stock unit (“PSU”) awards that vest based on the Company’s achievement of stringent financial metrics (three-year cumulative earnings per share and return on capital employed goals, each equally weighted and each with threshold, target and maximum payout levels), subject to the participant’s continued employment (other than certain exceptions for qualifying terminations). These PSU awards represent 50% of each such executive’s total annual LTIP award (the remaining 50% was granted in the form of RSUs).

In January 2023, in light of the CARES Act restrictions, we granted to our 2019 Restricted Executives Deferred LTI Cash Awards in lieu of their ordinary course 2023 annual equity award, which are 50% based on the same financial metrics as the PSU awards, in addition to the UST Loan Performance Conditions.

Stockholder Suggestion	2023 LTIP Design
Increase the vesting period of long-term incentive awards.

In January 2023, we granted to our SRP Restricted Executives time-vesting RSUs with a vesting period of three years (as compared to two years for the 2022 RSU awards). These RSUs represent 50% of each such executive’s total annual LTIP award. The PSUs described above are eligible to vest following a three-year performance period.

In January 2023, in light of CARES Act restrictions, we granted to our 2019 Restricted Executives Deferred LTI Cash Awards in lieu of their ordinary course 2023 annual equity award, 50% of which time-vests over three years (as compared to two years for the 2022 Deferred LTI Cash Awards), and 50% of which are eligible to vest following a three-year performance period (as described above), in each case, subject to satisfaction of the UST Loan Performance Conditions.

Benefit Plans

All NEOs are eligible to participate in our health and welfare plans, including those providing medical, pharmacy, dental, vision, life insurance, and accidental death and dismemberment benefits, on the same basis as our other non-union employees. Our NEOs pay the same price for their elected benefits as other non-union employees.

Our NEOs may participate in the Yellow Corporation 401(k) plan, a defined contribution, tax-qualified retirement savings plan (the “401(k) plan”). The Internal Revenue Code of 1986, as amended (“Tax Code”), limits the contributions NEOs and other highly compensated employees can make to the 401(k) plan. From January 1, 2022, through September 30, 2022, the Company made nondiscretionary matching cash contributions equal to 50% of participant contributions up to a deferral election of 4%. Thereafter, the employer contribution increased to 50% of participant contributions up to a deferral election of 6%. In February 2023, the Company suspended the matching cash contributions under the 401(k) plan.

We sponsor two qualified defined benefit pension plans for employees of our Company and certain participating subsidiaries who began employment with us before January 1, 2004. We froze benefit accruals under these plans on July 1, 2008. Mr. Hawkins participates in the Yellow Corporation Pension Plan, based upon his service prior to that date. See Executive Compensation—Pension Benefits for a discussion of the Yellow Corporation Pension Plan.

We sponsor a tax-qualified employee stock purchase plan (the “2020 ESPP”) that is made available to substantially all U.S. employees, including our NEOs, which allows participants to acquire shares of Common Stock at a discounted price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Stockholders. The plan allows participants to buy shares of Common Stock at a 10% discount to the market price. No more than the least of (i) 250 shares of Common Stock, (ii) such number of shares of Common Stock equal to $12,500 and (iii) such number of shares equal to 10% of the participant’s annualized base salary in effect at the start of such offering period (for (ii) and (iii) based on the Fair Market Value of such shares (determined at the time such option is granted)) may be purchased per six-month offering period. Additionally, under Section 423 of the Tax Code, a plan participant may purchase no more than $25,000 in fair market value (as defined in the 2020 ESPP) of shares of Common Stock in any calendar year.

Severance Policy and Other Termination-of-Employment Benefits

In February 2015, the Compensation Committee adopted the current severance policy (“Severance Policy”) to establish post-termination compensation to corporate and operating company executives. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first timely execute a separation agreement and release of claims against the Company. The terms of these agreements may vary in the Compensation Committee’s discretion. Executive officers who are not party to a separate, individual severance agreement will be entitled to a severance amount equal to 18-months’ salary, payable in regular installments over the specified period. Severance is payable under the Severance Policy only upon involuntary termination without Cause (as defined in the Severance Policy). Change in control-related severance amounts are paid in a lump sum.

The period during which the executive receives post-termination compensation begins 60 days following termination. During this period, the terminated executive may elect to receive continued health insurance coverage through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at the rate payable by other terminated non-union employees through the end of the post-termination compensation period or until the terminated executive becomes entitled to other employer-provided health plan coverage, but the Company does not reimburse such coverage. The terminated executive’s other benefits (pension, 401(k) plan participation, disability, incentive compensation, etc.) cease on the termination date.

As of December 31, 2022, the Severance Policy was applicable to Messrs. Olivier, Harris, Ringgenberg and Ms. Dawson but not to Mr. Hawkins, who was party to a separate, individual severance agreement. See Executive Compensation—Potential Payments upon Termination or Change of Control—Hawkins Severance Agreement.

Recipients of equity incentive awards may be entitled to accelerated or prorated vesting of those awards under certain circumstances. Unvested equity awards will not vest upon a Change of Control unless there is a termination without Cause or a resignation for Good Reason within 12 months following the Change of Control (each as defined under Executive Compensation—Potential Payments upon Termination or Change of Control—Restricted Stock and Restricted Stock Unit Award Agreements). Messrs. Hawkins’s and Ringgenberg’s Deferred LTI Cash Awards are eligible to vest in part upon certain Qualifying Terminations. See Executive Compensation—Potential Payments upon Termination or Change of Control.

Executive Stock Ownership Policy

In February 2018, we implemented the current executive stock ownership policy that requires all executive officers to own the number of shares of our Common Stock equal to the fixed number of shares owned at the time the policy was adopted or at the time the new executive is added to the policy. All executive officers are subject to the executive stock ownership policy. The required salary multiple for each such executive is 1.5, except for our CEO, whose required salary multiple is 3.0. Each executive must comply with the executive stock ownership policy by the later of the fifth anniversary of its adoption or the date the individual is promoted or hired into his or her current executive officer role. Prior to the fifth anniversary, the executive officer may only sell to the extent he or she holds at least 50% of his or her total holding requirement after giving effect to the sale. The total holding requirement includes both vested and unvested common shares. The minimum share ownership guidelines are intended in part to ensure that executive officers have a financial stake in the Company that is aligned with that of our Stockholders. Although we recognize that some of our peers have stricter share ownership guidelines, unlike our peers, the compensation restrictions under the CARES Act limit our ability to grant traditional long-term equity awards to some of our executive officers.

Incentive Compensation Recovery Policy

In December 2007, the Compensation Committee adopted an executive compensation recovery policy that allows the Compensation Committee, in its sole discretion, to recover from executive officers any annual and long-term incentive compensation that is based upon financial statements required to be restated as a result of errors, omissions, or fraud, regardless of whether an executive officer causes the restatement. The incentive compensation subject to recovery is that which exceeds the compensation that would otherwise have been granted based upon the restated financial results but only to the extent of unvested or deferred equity awards. The Compensation Committee will consider the impact of taxes previously paid or withheld when determining whether, and to what extent, to recover incentive compensation.

On October 26, 2022, the SEC adopted rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The final rules direct stock exchanges to establish listing standards requiring listed companies to develop and implement a clawback policy providing for recovery of incentive-based compensation erroneously received by current or former executive officers during the three completed fiscal years immediately preceding the year in which the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements. The Company intends to adopt in a timely manner a clawback policy complying with the requirements of the SEC and Nasdaq.

Limitations on Deductibility of Executive Compensation

Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law on December 22, 2017, Section 162(m) of the Tax Code placed a $1 million limit on the amount of compensation the Company could deduct in any one year for compensation paid to our CEO and to certain of our other NEOs unless the compensation qualified as “performance-based compensation.” The Tax Reform, which took effect for tax years beginning December 31, 2017, retained the $1 million deduction limit but repealed the “performance-based compensation” exception. The Tax Reform also expanded the definition of covered employees under Section 162(m) to include the CFO and any executive who is subject to the limitation in tax years beginning after 2016. While the Compensation Committee will continue to consider the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee will also continue to consider other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the compensation is not deductible by us for tax purposes.

Restrictions on Pledging Common Stock Awards and Abusive Trading Practices; Anti-Hedging Policy

Our Securities Trading and Disclosure Policy prohibits our directors and officers from placing their Common Stock in a margin account with a broker or pledging their Common Stock as collateral to secure a debt. The policy also prohibits abusive trading practices involving our Common Stock, such as short-sales or hedging against market risk. Specifically, executive officers, directors and certain other designated persons as outlined in our policy are prohibited from engaging in hedging or monetization transactions related to Company or Company subsidiary securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Based upon information submitted by our directors and executive officers, we do not believe any Common Stock held by them has been placed in a margin account or pledged as security for a loan.

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage unreasonable or excessive risk-taking. Based upon this review, we believe our compensation policies and practices are not reasonably likely to expose us to unreasonable or excessive risk that could have a material adverse effect on us. We believe our practice of providing a significant portion of compensation in the form of long-term equity compensation and using multiple performance measures in our incentive plans serve to balance risk and reward. We also maintain a prohibition on hedging and an incentive compensation recovery policy to mitigate undue risk associated with compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based upon such review and discussion, we recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022.

Patricia M. Nazemetz, Chairperson

Javier L. Evans

David S. McClimon

Chris T. Sultemeier

Executive Compensation

The tables below provide information on our NEO compensation for 2022, 2021 and 2020, as applicable.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value(4) ($)	All Other Compensation(5) ($)	Total ($)
Darren D. Hawkins	2022	1,243,750	—	—	—	—	29,866	1,273,616
Chief Executive Officer	2021	1,100,000	—	—	893,369	—	125,100	2,118,469
	2020	833,333	—	1,007,000	850,000	41,000	120,663	2,851,996

Daniel L. Olivier	2022	473,958	—	159,846	—	—	30,721	664,525
Chief Financial Officer	2021	419,808	200,000	1,993,518	900,000	—	25,434	3,538,760
	2020	305,007	67,500	—	—	—	22,177	394,684

Darrel J. Harris	2022	600,000	—	182,679	—	—	23,052	805,731
President and Chief Operating Officer	2021	514,680	75,000	3,152,779	1,200,000	—	89,602	5,032,061

Leah K. Dawson	2022	473,958	—	1,347,236	—	—	18,499	1,839,693
Executive Vice President, General Counsel and Secretary	2021	391,250	200,000	440,162	900,000	—	11,384	1,942,796

Jason T. Ringgenberg (6)	2022	473,958	—	—	—	—	31,124	505,082
Former Chief Information Officer	2021	450,000	—	—	247,350	—	25,463	722,813
	2020	421,667	—	296,800	212,500	—	21,110	952,077

James R. Faught (7)	2022	285,417	—	959,043	—	—	561,977	1,806,437
Former Chief Accounting Officer	2021	250,000	—	252,967	500,000	—	11,349	1,014,316

(1)

The equity grants and various other compensation components reflected in the table for periods ending prior to January 1, 2021, were awarded and determined, respectively, prior to the Company entering into the UST Loans and, accordingly, the Company was not yet required to begin tracking or limiting compensation for purposes of the compensation limitations thereunder. See Compensation Discussion and Analysis—Executive Summary—2022 Executive Compensation Program and the CARES Act Credit Facilities.

(2)	See Compensation Discussion and Analysis—Description of Compensation Components—Base Salary for a discussion of base salaries for 2022.
(3)

Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of time-vesting RSUs granted to our NEOs on the dates shown in the tables below. The grant date fair value of each time-vesting RSU award was determined using the closing market price of our Common Stock on the grant date. See Compensation Discussion and Analysis—Description of Compensation Components—Long-Term Incentive Plan—2022 Annual Equity Grants.

The number of shares of time-vesting RSUs awarded to each of our NEOs and the grant date fair value as determined in accordance with FASB ASC Topic 718 are as follows:

2022 Grants

Name	Time- Based RSUs		Grant Date	Closing Price ($)
Daniel L. Olivier	15,009		1/19/2022	10.65
Darrel J. Harris	17,153		1/19/2022	10.65
Leah K. Dawson	40,738		1/19/2022	10.65
	85,763	*	1/19/2022	10.65
James R. Faught	25,729		1/19/2022	10.65
	64,322	*	1/19/2022	10.65

*	Represents SRP Special Awards.

(4)

Only Mr. Hawkins participated in any of our qualified pension plans in 2022. Mr. Hawkins had accumulated benefits under the Yellow Corporation Pension Plan based on prior years of service. The amounts reported in this column represent the aggregate change in the actuarial present value of such benefits. In 2022, there was no change in the aggregate value of Mr. Hawkins’ pension benefits. Benefit accruals under our pension plans were frozen on July 1, 2008.

(5)	All Other Compensation for 2022 includes the following:

Name	Payments ($)
Darren D. Hawkins	29,866	(a)
Daniel L. Olivier	30,721	(b)
Darrel J. Harris	23,052	(c)
Leah K. Dawson	18,499	(d)
Jason T. Ringgenberg	31,124	(e)
James R. Faught	561,977	(f)

(a)

Represents a $21,584 payment for the cost of Mr. Hawkins’s health and welfare benefits, a $1,080 payment for the cost of Mr. Hawkins’s long-term disability benefits, a $6,100 employer contribution to the 401(k) plan in Mr. Hawkins’ name, a $1,000 contribution to Mr. Hawkins’s health savings account by us, and a $102 payment for the cost of premiums for a term life insurance policy paid by us.

(b)

Represents a $22,304 payment for the cost of Mr. Olivier’s health and welfare benefits, a $1,215 payment for the cost of Mr. Olivier’s long-term disability benefits, a $6,100 employer contribution to the 401(k) plan in Mr. Olivier’s name, a $1,000 contribution to Mr. Olivier’s health savings account by us, and a $102 payment for the cost of premiums for a term life insurance policy paid by us.

(c)

Represents a $14,554 payment for the cost of Mr. Harris’s health and welfare benefits, a $1,296 payment for the cost of Mr. Harris’s long-term disability benefits, a $6,100 employer contribution to the 401(k) plan in Mr. Harris’s name, a $1,000 contribution to Mr. Harris’s health savings account by us, and a $102 payment for the cost of premiums for a term life insurance policy paid by us.

(d)

Represents a $7,789 payment for the cost of Ms. Dawson’s health and welfare benefits, a $1,215 payment for the cost of Ms. Dawson’s long-term disability benefits, a $6,100 employer contribution to the 401(k) plan in Ms. Dawson’s name, a $500 contribution to Ms. Dawson’s health savings account by us, a $102 payment for the cost of premiums for a term life insurance policy paid by us, and a payment by us of a $2,793 family expense.

(e)	Represents a $21,944 payment for the cost of Mr. Ringgenberg’s health and welfare benefits, a $1,215 payment for the cost of Mr. Ringgenberg’s long-term disability benefits, a $6,863 employer contribution to the 401(k) plan in Mr. Ringgenberg’s name, a $1,000 contribution to Mr. Ringgenberg’s health savings account by us, and a $102 payment for the cost of premiums for a term life insurance policy paid by us.
(f)

Represents $8,089 payment for the cost of Mr. Faught’s health and welfare benefits, a $675 payment for the cost of Mr. Faught’s long-term disability benefits, a $6,863 employer contribution to the 401(k) plan in Mr. Faught’s name, a $500 contribution to Mr. Faught’s health savings account by us, and a $102 payment for the cost of premiums for a term life insurance policy paid by us. Further, it includes a $545,748 severance amount comprised of (i) a lump sum payment equal to 18-months’ base salary which equals $450,000 and (ii) accelerated vesting of 33,953 shares of Company stock with a value equal to $95,748.

(6)	Effective March 31, 2023, Mr. Ringgenberg retired.
(7)	Effective December 8, 2022, Mr. Faught separated from service.

Grants of Plan-Based Awards

The table below describes the grants of plan-based awards to our NEOs during the year ended December 31, 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Darren D. Hawkins(2)
Deferred LTI Cash Award(3)	—	—	1,467,000	—	—	—	—	—	—
2022 STIP	—	1,250,000	2,500,000	5,000,000	—	—	—	—	—
Daniel L. Olivier
RSU Award(4)	1/19/2022	—	—	—	—	—	—	15,009	10.65
2022 STIP	—	237,500	475,000	950,000	—	—	—	—	—
Darrel J. Harris
RSU Award(4)	1/19/2022	—	—	—	—	—	—	17,153	10.65
2022 STIP	—	450,000	900,000	1,800,000	—	—	—	—	—
Leah K. Dawson
RSU Award(4)	1/19/2022	—	—	—	—	—	—	40,738	10.65
RSU Award(5)	1/19/2022	—	—	—	—	—	—	85,763	10.65
2022 STIP	—	237,500	475,000	950,000	—	—	—	—	—
Jason T. Ringgenberg(2)
Deferred LTI Cash Award(3)	—	—	589,000	—	—	—	—	—	—
2022 STIP	—	237,500	475,000	950,000	—	—	—	—	—
James R. Faught
RSU Award(4)	1/19/2022	—	—	—	—	—	—	25,729	10.65
RSU Award(5)	1/19/2022							64,322	10.65
2022 STIP	—	150,000	300,000	600,000	—	—	—	—	—

(1)	The grant date fair value of each equity award was computed in accordance with FASB ASC Topic 718.
(2)

Messrs. Hawkins and Ringgenberg were subject to compensation restrictions for 2022 imposed in connection with the UST Loans. The amount of the 2022 STIP award granted to each of Mr. Hawkins and Mr. Ringgenberg, if any, that exceeded his respective CARES Act limit would have been granted as a Long-Term Annual Bonus Award subject to performance vesting; however, because no STIP awards were granted to either executive in respect of 2022 performance, no Long-Term Annual Bonus Awards were made in 2022. Additionally, due to compensation limits under the UST Loans, in lieu of granting Messrs. Hawkins and Ringgenberg ordinary course LTIP awards in the form of RSUs, we awarded each a Deferred LTI Cash Award that is subject to time and performance vesting. See Compensation Discussion and Analysis—Executive Summary—2022 Executive Compensation Program and the CARES Act Credit Facilities.

(3)

Deferred Cash LTI Awards only pay out at a set target value subject to the Company’s satisfaction of the UST Loan Performance Conditions at the end of the Restriction Period. See Compensation Discussion and Analysis—Executive Summary—2022 Executive Compensation Program and the CARES Act Credit Facilities.

(4)	Amounts represent time-vesting RSUs granted under the 2019 Plan pursuant to the 2022 LTIP.
(5)

Amounts represent one-time SRP Special Awards in the form of RSUs that vest ratably over five years. See Compensation Discussion and Analysis—Executive Summary—2022 Executive Compensation Program and the CARES Act Credit Facilities.

Outstanding Equity Awards at Fiscal Year-End

The following table describes the outstanding stock awards for each NEO who had outstanding awards as of December 31, 2022.

	Stock Awards
Name	Number of Shares of Stock or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Darren D. Hawkins(2)
Restricted Stock	118,750	298,063	—	—
Daniel L. Olivier(3)
RSUs	22,599	56,723	—	—
RSUs	209,791	526,575	—	—
RSUs	10,006	25,115	—	—
Darrel J. Harris(4)
RSUs	22,599	56,723	—	—
RSUs	183,487	460,552	—	—
RSUs	7,408	18,594	—	—
RSUs	10,000	25,100	—	—
RSUs	11,436	28,704	—	—
Leah K. Dawson(5)
RSUs	20,339	51,051	—	—
RSUs	27,159	68,169	—	—
RSUs	85,763	215,265	—	—
Jason T. Ringgenberg(6)
Restricted Stock	35,000	87,850	—	—

(1)

The market value of unvested restricted stock awards and RSUs was calculated based on the per share closing price of our Common Stock of $2.51 on December 30, 2022 (last trading day of fiscal year 2022).

(2)	For Mr. Hawkins, represents 118,750 shares of restricted Common Stock granted on February 28, 2020 which vested on February 28, 2023.
(3)

For Mr. Olivier, represents (i) 22,599 RSUs granted on February 28, 2021 which vested on February 28, 2023; (ii) 209,791 RSUs granted on August 23, 2021, of which 52,448 vest on August 23, 2023, 52,447 vest on August 23, 2024, and 52,448 vest on each of August 23, 2025 and 2026; and (iii) 10,006 RSUs granted on January 19, 2022 of which 5,003 vested on January 19, 2023 and 5,003 vest on January 19, 2024.

(4)

For Mr. Harris, represents (i) 22,599 RSUs granted on February 28, 2021, which vested on February 28, 2023; (ii) 183,487 RSUs granted on April 13, 2021, of which 45,872 vested on April 13, 2023, 45,871 vest on April 13, 2024, and 45,872 vest on each of April 13, 2025 and April 13, 2026; (iii) 7,408 RSUs granted on October 22, 2021 which vest on October 22, 2023; (iv) 10,000 RSUs granted on November 19, 2021 which vest on November 19, 2023; and (v) 11,436 RSUs granted on January 19, 2022, of which 5,718 vested on January 19, 2023 and 5,718 vest on January 19, 2024.

(5)

For Ms. Dawson, represents (i) 20,339 RSUs granted on February 28, 2021, which vested on February 28, 2023; (ii) 27,159 RSUs granted on January 19, 2022, 13,579 of which vested on January 19, 2023 and 13,580 of which vest on January 19, 2024; and (iii) 85,763 RSUs granted on January 19, 2022, 17,152 of which vested on January 19, 2023, 17,153 of which vest on January 19, 2024; 17,152 of which vest on January 19, 2025; and 17,153 of which vest on each of January 19, 2026 and January 19, 2027.

(6)	For Mr. Ringgenberg, represents 35,000 shares of restricted Common Stock granted on February 28, 2020 which vested on February 28, 2023.

Stock Vested

The following table displays amounts received through restricted stock and RSU vesting during 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)
Darren D. Hawkins	118,750	(2)	1,069,938
Daniel L. Olivier	80,049	(3)	648,678
Darrel J. Harris	91,594	(4)	544,281
Leah K. Dawson	34,168	(5)	329,948
Jason T. Ringgenberg	35,000	(6)	315,350
James R. Faught	61,903	(7)	366,017

(1)	Values are based on the closing price of our Common Stock on the vesting date.
(2)	For Mr. Hawkins, includes vesting of 118,750 shares of restricted Common Stock granted on February 28, 2020.
(3)	For Mr. Olivier, includes vesting of (i) 22,599 RSUs granted on February 28, 2021; (ii) 52,447 RSUs granted on August 23, 2021; and (iii) 5,003 RSUs granted on January 19, 2022.
(4)

For Mr. Harris, includes vesting of (i) 22,599 RSUs granted on February 28, 2021; (ii) 45,871 RSUs granted on April 13, 2021; (iii) 7,407 RSUs granted on October 22, 2021; (iv) 10,000 RSUs granted on November 19, 2021; and (v) 5,717 RSUs granted on January 19, 2022.

(5)

For Ms. Dawson, includes vesting of (i) 250 shares of restricted Common Stock granted on March 1, 2019; (ii) 20,339 RSUs granted on February 28, 2021; and (iii) 13,579 RSUs granted on January 19, 2022.

(6)	For Mr. Ringgenberg, includes vesting of 35,000 shares of restricted Common Stock granted on February 28, 2020.
(7)

For Mr. Faught, includes vesting of (i) 250 shares of restricted Common Stock granted on March 1, 2019; (ii) 5,000 shares of restricted stock granted on February 17, 2020; (iii) 4,027 shares of restricted Common Stock granted on February 17, 2020; (iv) 14,124 RSUs granted on February 28, 2021; (v) 10,952 RSUs granted on February 28, 2021; (vi) 8,576 RSUs granted on January 19, 2022; (vii) 7,589 RSUs granted on January 19, 2022; and (viii) 11,385 RSUs granted on January 19, 2022.

Pension Benefits

The following table provides information regarding pension benefits for our NEOs eligible for pension benefits for the year ended December 31, 2022

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Darren D. Hawkins	Yellow Corporation Pension Plan	18	202,000	—

(1)	Effective July 1, 2008, benefit accruals under all plans and agreements were frozen.
(2)

In calculating the present value of the accumulated pension benefit, the PRI-2012 combined table, using a custom MP-2021 scale, was used as the post-retirement mortality table, no table was used for pre-retirement mortality, and the following assumptions were used:

(a)	a FASB ASC Topic 715 discount rate of 5.70%; and
(b)	an expected retirement age of 65, which is the normal retirement age in the Yellow Corporation Pension.

Yellow Corporation Pension Plan

The Yellow Corporation Pension Plan, a legacy noncontributory defined benefit plan, was frozen to new employees after December 31, 2003. Benefit accruals under the plan were frozen on July 1, 2008. Plan benefits are calculated based solely on salaries and cash annual incentive compensation and service earned before July 1, 2008. Participants are vested after five years of service. Pension benefits may be paid in a lump sum beginning at age 65 or upon termination for any participant.

Mr. Hawkins, the only NEO with accrued benefits under the plan based on his years of service and compensation prior to July 1, 2008, will be entitled to an annual pension benefit (single life annuity) at age 65 of $16,953, or at that time he would alternatively be eligible to take a lump-sum distribution or other optional form of annuity. If a participant is age 55 to 65 and has 11 or more years of vesting service, he or she is eligible for early retirement, subject to reduction of his or her accrued benefit. For example, the accrued benefit is reduced to 40% of the full age 65 benefit at age 55, 60% at age 60, and 90% at age 64.

Potential Payments upon Termination or Change of Control

The following narrative and table, together with other information in this Proxy Statement, describe the potential payments and benefits under our written agreements and compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment or a change of control.

The amounts discussed in the narrative and shown in the table below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan.

The following narrative and table describe the potential payments and benefits under plans and arrangements as of December 31, 2022.

Hawkins Severance Agreement

Pursuant to the Severance Agreement we entered into with Mr. Hawkins on May 1, 2018, if we terminate Mr. Hawkins’s employment for Cause or he resigns without Good Reason (each as defined below under Restricted Stock and Restricted Stock Unit Award Agreements), or upon his death or physical or mental incapacity, he is entitled to the following compensation within 60 days following such termination:

•	any unpaid base salary earned through the date of termination;

•	any earned but unpaid salary or other accrued amounts and reimbursement for reasonable expenses incurred but not paid prior to such termination; and

•	any other or additional benefits (if any), in accordance with the then-applicable terms of any plan, program, agreement, or other arrangement in which he participates.

If we terminate Mr. Hawkins’s employment without Cause or he resigns for Good Reason, he will be entitled to continued payment of his annual base salary for 24 months, as well as reimbursement of certain COBRA health premiums for a period of 18 months. In the event of a qualified termination within 12 months of a Change in Control (as defined below under Restricted Stock and Restricted Stock Unit Award Agreements), Mr. Hawkins will be entitled to (i) a lump-sum payment equal to twice the sum of his then-current base salary and target bonus in the year of termination, (ii) reimbursement of certain COBRA health premiums for a period of 18 months, and (iii) vesting of outstanding equity awards, with performance awards vesting at target levels and outstanding options remaining exercisable for 12 months following termination (but not beyond the original term of such options).

For a period of 12 months following any termination, Mr. Hawkins has agreed not to (i) compete with us, (ii) solicit our customers or employees, or (iii) interfere with our relationships with our suppliers and certain other parties. We may cease making severance payments to Mr. Hawkins if he breaches any of these restrictive covenants.

Executive Separation Policy

The Compensation Committee may provide severance and change of control compensation under the Severance Policy. See Compensation Discussion and Analysis—Severance Policy and Other Termination-of-Employment Benefits.

Faught Severance Agreement

On December 8, 2022, Mr. Faught and the Company entered into a severance agreement consistent with the Company’s Board-approved Severance Policy, pursuant to which Mr. Faught received a lump sum, including his salary for 18 months. In addition, Mr. Faught received 4,027 shares of previously granted, time-vested restricted shares and 29,926 RSUs that were scheduled to vest in January or February 2023 based on proration from the date of grant through the date of separation as provided under his current equity agreements.

Deferred LTI Cash Awards

In 2022, the 2021 and 2022 Deferred LTI Cash Awards were amended to increase the extent to which payouts under these awards would be based on Company performance. Pursuant to the terms of 2021 and 2022 Deferred LTI Cash Awards granted to Messrs. Hawkins and Ringgenberg, each award is forfeited upon termination of employment during the Restriction Period; provided that, upon a Qualifying Termination for purposes of this section (which for Mr. Hawkins is a termination by the Company without Cause (as defined below under Restricted Stock and Restricted Stock Unit Award Agreements) or due to death and for Mr. Ringgenberg is a termination by the Company without Cause, due to death or upon retirement on March 31, 2023), the NEO will be entitled to payout of the time-vested amount, prorated based on number of days worked during the vesting period (the “Pro Rata Time-Vested Amount”), reduced to the extent necessary to able to be paid at the time of such termination under the terms of the UST Loans. Any amount of the Pro Rata Time-Vested Amount that is not paid at the time of such termination due to such reduction remains eligible to vest if the UST Loan Performance Conditions are ultimately satisfied. The NEO forfeits any portion of the award that did not pro rata time-vest as of such termination.

Notably, in response to Stockholder feedback, beginning with the 2023 Deferred LTI Cash Awards granted to Messrs. Hawkins and Ringgenberg in January 2023, only 50% will be eligible for payout upon a Qualifying

Termination. The 2023 Deferred LTI Cash Awards vest 50% based on time-vesting conditions (the “Time-Vesting Portion”) and 50% based on achievement of certain financial performance vesting conditions (the “Additional Performance Conditions”) measured following a three-year performance period (the “Additional Performance-Vesting Portion”), in each case subject to satisfaction of the UST Loan Performance Conditions. Upon termination, the Time-Vesting Portion will be treated as described above with respect to the 2021 and 2022 Deferred LTI Cash Awards. The Additional Performance-Vesting Portion will be forfeited upon termination of the NEO’s employment for any reason prior to the end of the Restriction Period; provided that (i) upon an Involuntary Termination (termination by the Company for a reason other than Cause or due to death or Disability (each defined below under Restricted Stock and Restricted Stock Unit Award Agreements)), resignation for Good Reason (as defined below under Restricted Stock and Restricted Stock Unit Award Agreements), or termination due to Retirement (as defined below for purposes of this section), in each case, prior to the performance Certification Date (as defined in the award agreement) and not within 12 months of a Change in Control (as defined below under Restricted Stock and Restricted Stock Unit Award Agreements), a pro rata amount of the Additional Performance-Vesting Portion (based on the number of days employed during the three-year performance period) shall remain outstanding and eligible to vest subject to satisfaction of the Additional Performance Conditions and the UST Loan Performance Conditions; (ii) upon an Involuntary Termination or termination for Good Reason that occurs within 12 months following a Change in Control and before the expiration of the three-year performance period, the Additional Performance Conditions will be deemed satisfied at target, and the target amount will remain eligible to vest subject to satisfaction of the UST Loan Performance Conditions; and (iii) upon termination due to death or Disability, the full Additional Performance-Vesting Portion shall remain outstanding and eligible to vest subject to satisfaction of the Additional Performance Conditions and the UST Loan Performance Conditions. In the event of a termination event described in (i), (ii) or (iii) above, any amounts that do not vest in accordance with the foregoing will be forfeited. For purposes of the applicable Deferred LTI Cash Award agreement, Retirement means (x) with respect to Mr. Hawkins, the voluntary termination of his employment with the Company if, at such time, (a) he is age 50 or older and (b) the sum of his age plus total years of service with the Company or an Affiliate (as defined in the award agreement) equals at least 65 years; provided that no such termination shall constitute “Retirement” without the consent of the Committee; and (y) with respect to Mr. Ringgenberg, his Retirement on March 31, 2023.

Upon Mr. Ringgenberg’s Retirement, he received the Pro Rata Time-Vested Amounts under his 2021, 2022 and 2023 Deferred LTI Cash Awards, in each case reduced to the extent necessary to able to be paid at the time of such termination under the terms of the UST Loans. The Pro Rata Time-Vested Amounts that could not be paid upon his Retirement under the terms of the UST Loans, as well as a pro rata amount of the Additional Performance-Vesting Portion of his 2023 Deferred LTI Cash Award, remain outstanding and eligible to vest as described above. All other amounts under his 2021, 2022 and 2023 Deferred LTI Cash Awards were forfeited.

Restricted Stock and Restricted Stock Unit Award Agreements

The restricted stock award agreements and RSU agreements governing the Company’s outstanding restricted stock and RSU awards provide that if the NEO’s employment terminated prior to vesting due to death or Disability, any unvested portion of the award will immediately vest. For purposes of the award agreements, Disability means the participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer. The existence of a Disability shall be evidenced by such medical certification as the Secretary of the Company shall require and as the Compensation Committee approves.

In the event the Company terminates the executive’s employment without Cause or the executive resigns for Good Reason (each, defined below for purposes of this section and either, a “Qualifying Termination”), an additional number of shares of restricted Common Stock or RSUs will vest equal to the number of shares of restricted Common Stock or RSUs that would have vested on the next regularly scheduled vesting date following such termination date had the executive’s employment continued until such time, multiplied by a fraction, the numerator of which is the number of days since the most recent prior vesting date that has elapsed prior to such termination, and the denominator of which is 365. Cause is defined as (i) the executive’s willful misconduct or gross negligence in the performance of his or her duties to the Company, (ii) the executive’s continued refusal to substantially perform his or her material duties to the Company or to follow the lawful directives of the Board (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company, (iii) the executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude, (iv) the executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty, or misappropriation of the Company’s property, or (v) material breach of the applicable agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within ten days of notice from the Company. Good Reason is defined as the occurrence of any of the following events: (i) reduction in the executive’s base salary or target bonus, (ii) any material diminution in the executive’s titles, duties, or responsibilities or the assignment to him or her of duties or responsibilities that materially impairs his or her ability to perform the duties or responsibilities then assigned or normally assigned to someone in his or her role of an enterprise of the size and structure of the Company, (iii) the assignment of duties to the executive that are materially inconsistent with his or her position with the Company, or (iv) a material breach of the agreement or any other material, written agreement with the executive.

If the executive’s employment is terminated for any reason other than death or Disability, or upon a Qualifying Termination, all unvested stock awards will be forfeited unless otherwise determined by the Compensation Committee in its sole discretion. In the event of a Qualifying Termination that occurs within 12 months following a Change of Control, all unvested restricted Common Stock or RSUs will immediately vest. Change of Control is defined as:

•

any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by Stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act)), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities, excluding an acquisition pursuant to a merger or consolidation of the Company or any direct or indirect subsidiary of the Company that does not constitute a change in control thereunder;

•

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest—as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act—or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by Stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

•

a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or its successor (or the ultimate parent company of the Company or its successor) outstanding immediately after such merger or consolidation, except that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by Stockholders in substantially the same proportions as their ownership of Common Stock of the Company) acquires more than 50% of the combined voting power of the Company’s then-outstanding securities will not constitute a change in control of the Company; or

•

a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale (or to an entity controlled by such person or persons).

The following table estimates the value of payments and benefits that would become payable or accrue to our NEOs as of December 31, 2022, under the scenarios set forth in the following table, in each case based on the assumptions described in the footnotes to the table. The payments made to Mr. Faught in accordance with his severance agreement are reflected in the table below.

		Type of Payment (1)
Name	Type of Termination	Cash Severance (2) ($)		Deferred LTIP Award ($)		Equity Awards (3) ($)		Other Payments ($)		Total Payments ($)
Darren D. Hawkins	Termination without Cause	2,500,000	(4)	1,440,500	(5)	249,883	(6)	46,555	(7)	4,236,938
	Resignation for Good Reason	2,500,000	(4)	—		249,883	(6)	46,555	(7)	2,796,438
	Termination upon Death	—		2,818,133	(5)	298,063	(8)	—		3,116,196
	Termination upon Disability	—		—		298,063	(8)	—		298,063
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—		—
	Change of Control with Qualifying Termination	3,892,320	(9)	—		298,063	(8)	46,555	(7)	4,236,938

Daniel L. Olivier	Termination without Cause	712,500	(10)	—		106,345	(6)	—		818,845
	Resignation for Good Reason	—		—		106,345	(6)	—		106,345
	Termination upon Death or Disability	—		—		608,413	(8)	—		608,413
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—		—
	Change of Control with Termination without Cause	712,500	(11)	—		608,413	(8)	—		1,320,913
	Change of Control with Resignation for Good Reason	—		—		608,413	(8)	—		608,413

Darrel J. Harris	Termination without Cause	900,000	(10)	—		150,261	(6)	—		1,050,261
	Resignation for Good Reason	—		—		150,261	(6)	—		150,261
	Termination upon Death or Disability	—		—		589,673	(8)	—		589,673
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—		—
	Change of Control with Termination without Cause	900,000	(11)	—		589,673	(8)	—		1,489,673
	Change of Control with Resignation for Good Reason	—		—		589,673	(8)	—		589,673

Leah K. Dawson	Termination without Cause	712,500	(10)	—		115,918	(6)	—		828,418

		Type of Payment (1)
Name	Type of Termination	Cash Severance (2) ($)		Deferred LTIP Award ($)		Equity Awards (3) ($)		Other Payments ($)	Total Payments ($)
	Resignation for Good Reason	—		—		115,918	(6)	—	115,918
	Termination upon Death or Disability	—		—		334,485	(8)	—	334,485
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—	—
	Change of Control with Termination without Cause	712,500	(11)	—		334,485	(8)	—	1,046,985
	Change of Control with Resignation for Good Reason	—		—		334,485	(8)	—	334,485

Jason T. Ringgenberg	Termination without Cause	712,500	(10)	661,392	(5)	73,650	(6)	—	1,447,542
	Resignation for Good Reason	—		—		73,650	(6)	—	73,650
	Termination upon Death	—		1,004,270		87,850	(8)	—	1,092,120
	Termination upon Disability			—		87,850	(8)		87,850
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—	—
	Change of Control with Termination without Cause	712,500	(11)	647,192		87,850	(8)	—	1,447,542
	Change of Control with Resignation for Good Reason	—		—		87,850	(8)	—	87,850

James R. Faught	Termination without Cause	450,000	(12)	—		95,748	(13)	—	545,748

(1)

Excludes payments and benefits to the extent they are provided on a nondiscriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts under our pension plans, as described under Pension Benefits.

(2)

The value of the post-termination compensation included in the Cash Severance column for Messrs. Olivier, Harris and Ringgenberg and Ms. Dawson are contemplated by the Severance Policy. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion.

(3)

The information in this column reflects the value of restricted Common Stock that will vest upon the triggering event. The payment was calculated based upon the closing market price of $2.51 on December 30, 2022 (last trading day of fiscal year 2022).

(4)	This amount represents post-termination compensation of an amount equal to 200% of annual base salary, payable in 24 monthly installments pursuant to Mr. Hawkins’s severance agreement.
(5)

This represents the Pro Rata Time-Vested Amount, reduced to the extent necessary to able to be paid at the time of such termination under the terms of the UST Loans, under the 2021 and 2022 Deferred LTI Cash Awards. See Deferred LTI Cash Awards.

(6)

This amount represents the acceleration of vesting of a pro rata number of shares of unvested restricted stock and RSUs based on the NEO’s days of service between the grant date and date of separation from service. See Restricted Stock and Restricted Stock Unit Award Agreements.

(7)	Pursuant to his severance agreement, Mr. Hawkins is entitled to reimbursement of up to 18 months of COBRA premiums paid by him.
(8)	This amount represents the acceleration of vesting of all unvested shares of restricted stock and RSUs outstanding as of December 31, 2022.
(9)

This amount represents payment of an amount equal to 2.0 multiplied by the sum of Mr. Hawkins’s then-current rate of base salary plus Mr. Hawkins’s target bonus under the annual incentive plan for the year of termination, less $1,107,680. This $1,107,680 reduction in severance payment is necessary to prevent a violation of the CARES Act compensation limit restrictions. Pursuant to Mr. Hawkins’s 2021, 2022 and 2023 Deferred LTI Cash Awards, any payment of any kind under any plan will be automatically reduced to the extent necessary to avoid a violation of the UST Loans, and the amount by which such payment was reduced shall automatically become subject to the UST Loan Performance Conditions. See Compensation Discussion and Analysis—Executive Summary—2022 Executive Compensation Program and the CARES Act Credit Facilities—2019 Restricted Executives.
(10)	This amount represents post-termination compensation of an amount equal to 150% of annual base salary, payable in 18 monthly installments pursuant to the Severance Policy.
(11)	This amount represents post-termination compensation of an amount equal to 150% of annual base salary, payable in lump sum pursuant to the Severance Policy.
(12)	This amount reflects a lump-sum payment including 150% of annual base salary. See Faught Severance Agreement.
(13)

This amount reflects the acceleration of 4,027 shares of previously granted, time-vested restricted shares and 29,926 RSUs that were scheduled to vest in January or February 2023 based on proration from the date of grant through the date of separation as provided under Mr. Faught’s current equity agreements. Value is calculated using the closing market price of $2.82 on December 8, 2022. See Faught Severance Agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2022 on our compensation plans under which equity securities are authorized for issuance. The table does not reflect issuances made during 2023.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price per share of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	1,589,165	(1)	—	4,052,315	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,589,165		—	4,052,315

(1)	Represents shares of Common Stock issuable under the 2019 Plan upon settlement of RSUs.
(2)

Represents 1,403,944 shares of Common Stock available for issuance under the 2019 Plan and 2,648,371 shares of Common Stock available for issuance under the 2020 ESPP. Shares of Common Stock are available under the 2020 ESPP during various option periods, and 750,000 shares of Common Stock were available for purchase under the option period open at year-end.

CEO Pay Ratio

We are required by SEC rules to disclose the annual total compensation for our CEO and an estimate of the median annual total compensation for our employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee.

In 2022, we determined our median employee based on the Medicare taxable wages (annualized in the case of full- and part-time employees who joined or left the Company during 2022) of each of our approximately 29,500 employees as of October 1, 2021 (excluding Mr. Hawkins, our CEO).

The annual total compensation of our median employee for 2022 was $95,940 (“Median Compensation”). The Median Compensation includes $64,769 in regular wages, overtime and payments for holidays, vacation days and other similar days off for which the employee was entitled to compensation. In addition, we paid $23,480 in health and welfare benefits on behalf of our median employee. Finally, the Median Compensation includes $7,691 in 2022 pension contributions. After significant effort, we could not ascertain a reasonable estimate of the change in the value of the account of the multi-employer pension fund in which the median employee participates with the information available to us, and we determined that the Company’s 2022 contribution on behalf of the median employee was a reasonable and meaningful alternative.

For the year ended December 31, 2022, the total compensation for our CEO, Mr. Hawkins, was $1,273,616 as reported in the “Total” column of the Summary Compensation Table. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation for our other employees was approximately 13:1.

Pay versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our NEOs for the fiscal years ended on December 31, 2022, December 31, 2021 and December 31, 2020.

Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (1)(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (3) ($)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income (5) (in millions) ($)	Adjusted EBITDA (6) (in millions) ($)
					Total Shareholder Return (4) ($)	Peer Group Total Shareholder Return (4) ($)
2022	1,273,616	(348,509)(7)	1,124,294	(532,188)(7)	98.43	122.85	21.8	343.1
2021	2,118,469	4,264,536(8)	2,622,683	3,306,151(8)	493.73	151.16	(109.1)	306.0
2020	2,851,996	2,596,940(9)	1,490,102	1,317,151(9)	173.73	114.73	(53.5)	191.9

(1)	The name of the Principal Executive Officer of the Company (“ PEO ”) reflected in these columns for each of the applicable fiscal years is Darren Hawkins.
(2)
In calculating the “compensation actually paid” (as used in Item 402(v) of Regulation
S-K)
(“
compensation actually paid
”) amounts reflected in these columns, the adjustments made to the pension benefit values were computed in accordance with U.S. GAAP and the fair value or change in fair value, as applicable, of the equity award adjustments was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.

(3)
The names of each of the
non-PEO
NEOs reflected in these columns for each applicable fiscal year are as follows: (i) for fiscal year 2022, Daniel Olivier, Darrel Harris, Leah Dawson, Jason Ringgenberg and James Faught; (ii) for fiscal year 2021, Daniel Olivier, Darrel Harris, Leah Dawson, James Faught and Thomas O’Connor; and (iii) for fiscal year 2020, Daniel Oliver, Jamie Pierson, Thomas O’Connor, Jason Ringgenberg and Scott Ware.

(4)
The Company’s Total Shareholder Return (“
TSR
”) and Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation
S-K.
The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the Dow Jones Transportation Average Stock Index, as disclosed in our 2022 Annual Report on Form
10-K
pursuant to Item 201(e) of Regulation
S-K.

(5)	Represents the amount of net income reflected in the Company’s audited financial statements for each applicable fiscal year.
(6)
We have selected Adjusted EBITDA as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs to Company performance for fiscal year 2022.

(7)
For fiscal year 2022, the compensation actually paid to the PEO and the average compensation actually paid the non-PEO
NEOs reflect the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal year 2022, computed in accordance with Item 402(v) of Regulation
S-K:

	PEO ($)	Average Non-PEO NEOs ($)
Total Compensation Reported in 2022 Summary Compensation Table	1,273,616	1,124,294
Less, the Change in Actuarial Present Value of Benefit Benefits Reported in 2022 Summary Compensation Table	—	—
Plus, Actuarially Determined Service Cost for Serviced Rendered by the Executive During 2022	—	—
Plus, Entire Cost of Benefits Granted in an Amendment or Initiation During 2022 Attributed to Services Rendered Prior to the Amendment or Initiation	—	—
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2022 Summary Compensation Table	—	(529,761)
Plus, Year-End Fair Value of Awards Granted in 2022 that are Outstanding and Unvested	—	67,451
Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	(1,197,000)	(1,030,626)
Plus, Vesting Date Fair Value of Awards Granted in 2022 that Vested in 2022	—	80,725
Change in Fair Value of Awards Granted in Prior Years that Vested in 2022 (From Prior Year-End to Vesting Date)	(425,125)	(233,831)
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2022	—	(10,440)
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2022 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2022)	—	—

Total Adjustments	(1,622,125)	(1,656,482)

Compensation Actually Paid for Fiscal Year 2022	(348,509)	(532,188)

(8)
For fiscal year 2021, the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO
NEOs reflect the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal year 2021, computed in accordance with Item 402(v) of Regulation
S-K:

	PEO ($)	Average Non-PEO NEOs ($)
Total Compensation Reported in 2021 Summary Compensation Table	2,118,469	2,622,683
Less, the Change in Actuarial Present Value of Benefit Benefits Reported in 2021 Summary Compensation Table	—	(25,200)
Plus, Actuarially Determined Service Cost for Serviced Rendered by the Executive During 2021	—	—
Plus, Entire Cost of Benefits Granted in an Amendment or Initiation During 2021 Attributed to Services Rendered Prior to the Amendment or Initiation	—	—
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2021 Summary Compensation Table	—	(1,167,885)
Plus, Year-End Fair Value of Awards Granted in 2021 that are Outstanding and Unvested	—	1,726,678
Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	1,938,000	17,136
Plus, Vesting Date Fair Value of Awards Granted in 2021 that Vested in 2021	—	185,114

	PEO ($)	Average Non-PEO NEOs ($)
Change in Fair Value of Awards Granted in Prior Years that Vested in 2021 (From Prior Year-End to Vesting Date)	208,067	30,884
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2021	—	(83,259)
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2021 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2021)	—	—

Total Adjustments	2,146,067	683,468

Compensation Actually Paid for Fiscal Year 2021	4,264,536	3,306,151

(9)
For fiscal year 2020, the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO
NEOs reflect the following adjustments made
to
the total compensation amounts reported in the Summary Compensation Table for fiscal year 2020, computed in accordance with Item 402(v) of Regulation
S-K:

	PEO ($)	Average Non-PEO NEOs ($)
Total Compensation Reported in 2020 Summary Compensation Table	2,851,996	1,490,102
Less, the Change in Actuarial Present Value of Benefit Benefits Reported in 2020 Summary Compensation Table	(41,000)	(37,000)
Plus, Actuarially Determined Service Cost for Serviced Rendered by the Executive During 2020	—	—
Plus, Entire Cost of Benefits Granted in an Amendment or Initiation During 2020 Attributed to Services Rendered Prior to the Amendment or Initiation	—	—
Less, Grant Date Fair Value of Stock & Option Awards Reported in the 2020 Summary Compensation Table	(1,007,000)	(379,480)
Plus, Year-End Fair Value of Awards Granted in 2020 that are Outstanding and Unvested	1,578,188	348,863
Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	27,219	6,075
Plus, Vesting Date Fair Value of Awards Granted in 2020 that Vested in 2020	251,750	146,386
Change in Fair Value of Awards Granted in Prior Years that Vested in 2020 (From Prior Year-End to Vesting Date)	(38,531)	20,631
Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in 2020	(1,025,681)	(278,426)
Plus, Dollar Value of Dividends or other Earnings Paid on Stock & Option Awards in 2020 prior to Vesting (if not reflected in the fair value of such award or included in Total Compensation for 2020)	—	—

Total Adjustments	(255,056)	(172,951)

Compensation Actually Paid for Fiscal Year 2020	2,596,940	1,317,151
Pay versus Performance Comparative Disclosure
As described in more detail in
Compensation Discussion and Analysis—
Description
of Compensation Components
, the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The Company utilizes several performance measures to align executive compensation with Company performance, which are not all presented in the table above. Further, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation actually paid as computed in accordance with Item 402(v) of
Regulation S-K.

In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between the information presented in the table above.
Compensation Actually Paid and Company TSR
As demonstrated by the following graph, the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the non-PEO
NEOs is generally aligned with the Company’s TSR over the three years presented in the table. This is because a significant portion of the compensation actually paid to the PEO for 2020 and non-PEO
NEOs for the three years presented in the table is comprised of “at risk” compensation in the form of annual cash bonuses and equity awards.

Compensation Actually Paid and Net Income
The Company does not use net income as a performance measure in its overall executive compensation program, and, as a result, there is not a direct correlation between the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the non-PEO
NEOs as set forth in the table. Although net income for 2020 and 2021 was negative, the compensation actually paid was positive due to performance against Adjusted EBITDA metrics applicable to the STIP. For 2022, net income was positive, but the compensation actually paid was negative due to Adjusted EBITDA achievement below the threshold level under the STIP, levels of achievement for other measures applicable to the STIP, and a decrease in the Company Common Stock price.
Compensation Actually Paid and Adjusted EBITDA
As demonstrated by the following graph, the amount of compensation actually paid to the PEO and the average amount of compensation actually paid to the non-PEO
NEOs is generally aligned with the Company’s Adjusted EBITDA for 2020 and 2021. Due to aggressive Adjusted EBITDA goals for the STIP, an increased Adjusted EBITDA for 2022 resulted in negative compensation actually paid for the PEO and the average of non-PEOs.
As described in
Compensation Discussion and Analysis—Description of Compensation Components—Short-Term Incentive Compensation
, Adjusted EBITDA is a measure that reflects our EBITDA and further adjusts for various items. While the Company uses numerous financial and non-financial
performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Adjusted EBITDA is the Company’s most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to the NEOs to Company performance for fiscal year 2022.

Company TSR and Peer Group TSR
As demonstrated by the following graph, the Company’s TSR from the beginning to the end of the period presented in the table was generally flat, while the Company’s peer group TSR increased approximately 7.1% over the three years presented in the table. However, the Company’s TSR outperformed the peer group during two of the three years presented in the table, particularly for 2021 due to strong financial performance.

Pay versus Performance Tabular List
The following table lists
our
most important performance measures used by us to link compensation actually paid to our NEOs to Company performance for fiscal year 2022. The performance measures included in this table are not ranked by relative importance.

Most Important Performance Measures
Adjusted EBITDA
Operating Ratio
Operating Income

Audit & Ethics Committee Report

The Audit & Ethics Committee (for purposes of this section “the Committee” or “Committee”) oversees our accounting and financial reporting process on behalf of the Board. The Committee is comprised of three independent directors (as defined by the Nasdaq Listing Rules), met six times in 2022 and operates under a written charter, which is available on the Governance/Documents & Charters page of our website at investors.myyellow.com. As provided in the Committee’s charter, the Committee’s responsibilities include overseeing our enterprise risk management function and the quality and integrity of our financial reporting, including our systems of disclosure controls and procedures and internal controls, the qualifications and independence of our external auditors, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2022, with management, including a discussion of the quality and acceptability of our financial reporting as of and for the year ended December 31, 2022, and the effectiveness of our system of internal controls as of December 31, 2022.

The Committee reviewed with the independent registered public accounting firm, KPMG, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality and acceptability of our financial reporting, the effectiveness of the Company’s internal control and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Committee has discussed with KPMG its independence from the Company and its management, including the written disclosures and the letter from KPMG required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Committee also has considered whether the provision by KPMG of non-audit professional services is compatible with maintaining its independence.

The Committee also discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Committee also meets in executive session separately with the internal auditors, KPMG, Company management and the Company’s General Counsel at least annually.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC. The Committee also reappointed KPMG as our independent registered public accounting firm for our 2023 fiscal year. KPMG has served as our independent registered public accounting firm since 2002.

Douglas A. Carty, Chairperson

James E. Hoffman

Shaunna D. Jones

Audit and Audit-Related Fees

The following fees were paid to KPMG for 2022 and 2021:

	2022	2021
Audit fees(1)	$2,329,775	$2,345,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$2,329,775	$2,345,000

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Pursuant to the Audit & Ethics Committee charter, the Audit & Ethics Committee pre-approves all audit and non-audit services provided by our independent auditor. The Chairperson of the Audit & Ethics Committee may pre-approve the provision of audit and non-audit services up to $100,000, provided that any such approval must be reported to the full Audit & Ethics Committee at its next meeting. This delegation of authority was established to handle approval of audit and non-audit services prior to engagement of the independent auditor before the next scheduled Audit & Ethics Committee meeting. The Audit & Ethics Committee pre-approved all audit and other services and fees for 2022. None of the services provided by our independent auditor were approved by the Audit & Ethics Committee pursuant to the exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Certain Relationships and Related Transactions

Related Party Transaction Policies and Procedures

Our Board has adopted a written Related Party Transaction Policy. It requires that a Related Party (as defined in the policy) must promptly disclose to our General Counsel any Related Party Transaction (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which we are a participant, the aggregate amount involved exceeds $120,000 during any 24-month period and the Related Party has or will have a direct or indirect interest; or any business, consulting or professional relationship between a Related Party and a major supplier or customer) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to the Governance Committee. No Related Party Transaction will be consummated or will continue without the approval or ratification of the Governance Committee. If advance Governance Committee approval is not feasible, then the Related Party Transaction will be considered and may be ratified, modified or terminated as the Governance Committee may determine at its next regularly scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. Directors interested in a Related Party Transaction are to recuse themselves from any vote on a Related Party Transaction in which they have an interest.

Related Party Transactions

Other than as described in this paragraph, since January 1, 2022, the Company did not have any transactions to which it has been a participant that involved amounts that exceeded $120,000 and in which any of the Company’s directors, executive officers, or any other related person as defined in Item 404(a) of Regulation S-K had or will have a direct or indirect material interest. We are deemed a related party under the applicable accounting standards with the United States federal government as a result of entering into the UST Loans and the associated issuance of our Common Stock to the UST. In the ordinary course of business, the Company has continued to regularly transact with various authorities associated with the United States federal government and to also operate in an industry subject to various U.S. government regulations. These transactions and regulatory oversight relationships include the Company providing a full range of transportation services to various U.S. government entities and the Company being subject to certain applicable U.S. government regulations such as those of the U.S. Departments of Transportation and Homeland Security, as examples. In addition, during March 2022, we entered into a settlement agreement with the United States federal government settling a nearly 13-year-old civil litigation with the U.S. Department of Defense (“DOD”) relating to credits for the reweigh of certain freight shipments between 2005 and 2013, all of which pre-date the Company’s current management. The settlement agreement provides for, among other things, a cash payment from the Company of approximately $6.8 million to the DOD and a mutual release of certain claims among the parties to the settlement agreement. The Company paid the full amount of the settlement in 2022.

Proposal 2:

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit & Ethics Committee has appointed KPMG as our independent registered public accounting firm for fiscal year 2023. KPMG has confirmed to the Audit & Ethics Committee that it is an independent accounting firm with respect to us.

Our Board submits the Audit & Ethics Committee’s appointment of our independent auditor for ratification by Stockholders at each annual meeting. Representatives of KPMG are expected to be present at this Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Effect of the Proposal

Although Stockholder ratification is not required, if Stockholders do not ratify the appointment of KPMG as our independent registered public accounting firm for fiscal year 2023, the Audit & Ethics Committee will reconsider the appointment.

Required Vote

Proposal 2 requires approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposal 3:

Advisory Vote on Named Executive Officer Compensation

As required by Section 14A of the Exchange Act and in accordance with SEC rules, we are asking Stockholders to approve, on a nonbinding basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.

This advisory vote is not intended to address any specific element of executive compensation but is instead intended to address the overall compensation of our NEOs as disclosed in this Proxy Statement. As selected by Stockholders at the 2017 Annual Meeting of Stockholders and approved by our Board, an advisory vote to approve the compensation of our NEOs is held annually. For future years, the Compensation Committee will consider the advisory vote recommending the frequency of such vote as set forth in Proposal 4 for the Annual Meeting.

Executive compensation is an important issue for Stockholders. As described in Compensation Discussion and Analysis, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy and practices. The Compensation Committee has adopted a market-based executive compensation program that supports our near- and long-term strategic objectives by attracting and retaining high-caliber executives tasked with achieving continuous improvement in our operating results and motivating executives to achieve high levels of performance without excessive risk taking. The Compensation Committee believes our executive officers should be compensated competitively consistent with our strategy and particular circumstances, sound corporate governance principles, and Stockholders’ interests.

We urge you to read Compensation Discussion and Analysis and the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our NEOs.

While the percentage of votes in favor of the proposal to approve the compensation of our NEOs has declined since the 2020 Annual Meeting of Stockholders, we have continued to bolster our outreach to Stockholders and incorporate feedback received in connection with that outreach to our compensation program.

At our 2022 Annual Meeting of Stockholders, approximately 44.6% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Based on information provided by ISS and Glass Lewis, we believe a primary reason stated for recommending an “against” vote was our level of outreach to our Stockholders to explain our unique compensation practices and solicit their feedback on our 2021 compensation design.

In response to last year’s say-on-pay vote, we have significantly increased the scope of our outreach efforts to Stockholders. In late 2022 and early 2023, we invited 39 of our largest Stockholders, representing approximately 67% of outstanding shares, to meet with us in December 2022 or January 2023 to discuss NEO compensation matters. Five Stockholders accepted our invitation and met with us, and one Stockholder provided feedback via email. Each meeting was attended by at least two members of our Compensation Committee, as well as our CEO, General Counsel, CFO, and Senior Vice President of Treasury and Investor Relations. All members of the Compensation Committee participated in one or more meetings with Stockholders. Because our 2022 compensation program was already in effect by the time the 2022 say-on-pay vote took place, the changes we made in response to Stockholder feedback could not be implemented for our 2022 compensation program. However, our Compensation Committee drew heavily from this feedback when designing and adopting our compensation program for 2023.

Stockholders who accepted our invitation to engage were thoughtful and thorough in providing feedback. They agreed with our continued emphasis on the ability to compete for and retain executive leadership, particularly as we implement the later stages of One Yellow. They recognized that the compensation limits imposed by the UST Loans under the CARES Act affect our ability to pay market-competitive executive compensation and require unique solutions. They favored changes we made to our short-term incentive program by incorporating multiple performance metrics for the 2022 short-term incentive opportunities. They suggested increasing the extent to which short-term incentive awards are determined based on the Company’s achievement against multiple performance metrics and decreasing the Non-Formulaic Portion of the short-term incentive opportunities, lengthening the vesting period for long-term incentive awards, and introducing a performance component to at least a portion of the equity-based long-term incentive awards through vesting based on achievement of multiple performance metrics over a three-year period. Although we could not incorporate this feedback into our 2022 compensation program, we have incorporated each of these suggestions in our 2023 compensation program.

Stockholders also asked for certain enhancements in compensation disclosures, which we have provided in this Proxy Statement. For additional detail, see below and Compensation Discussion and Analysis—Response to Stockholder Feedback on NEO Compensation Program.

We continue to engage with our compensation consultants, Alvarez & Marsal to design an executive compensation program that best aligns with the interest of our Stockholders (including the U.S. Treasury), responds to the feedback we received from Stockholders and promotes our compensation philosophies—particularly attracting, motivating and retaining our executive leadership team, while also meeting the unique demands of our ongoing One Yellow transformation and maintaining compliance with the CARES Act limits.

Alignment of our executive compensation program with the interests of our Stockholders includes tying compensation awards to Company performance and ensuring executive leadership retention, especially during our One Yellow transformation.

The Compensation Committee has increasingly incorporated performance metrics into our long-term incentive awards. Beginning in 2023, 50% of the ordinary course equity-based LTI awards made to SRP Restricted Executives are performance-based, as are 50% of the Deferred LTI Cash Awards made to 2019 Restricted Executives, which were already subject to the UST Loan Performance Conditions (requiring that the Company payback or refinance the US Treasury Loans under the CARES Act and has a positive EBITDA during the last 12 months of the Restriction Period). The Compensation Committee has determined cumulative earnings per share and return on capital employed are the most relevant performance metrics for these new award conditions. The Compensation Committee equally weights the two metrics and creates threshold, target and maximum payout levels. The awards are subject to the executive’s continued employment (other than certain exceptions for qualifying terminations) during the three-year performance period.

The UST Loan Performance Conditions also apply to Long-Term Annual Bonus Awards that could be made to 2019 Restricted Executives under our short-term incentive program, which were not made for 2022. For additional detail, see Compensation Discussion and Analysis—Description of Compensation Components—2023 Long-Term Incentive Enhancements; and Executive Summary—2022 Executive Compensation Program and the CARES Act Credit Facilities.

In 2022, the Compensation Committee adopted guidelines (including Safety and Operating Ratio improvements and our 2022 Priorities) to use when considering a payout under the Non-Formulaic Portion of our short-term incentive, which was a change from 2021. For the 2023 short-term incentive opportunities, in response to Stockholder feedback, we reduced the Non-Formulaic Portion to 20% of the opportunity (compared to 50% in prior years). The Company’s 2023 priorities will serve as a guideline to the Committee in determining whether any 2023 awards are available and the amount of those awards. The remaining 80% of the award is based on Company performance against Adjusted EBITDA, Safety and Operating Ratio targets. For additional detail, see Compensation Discussion and Analysis—Description of Compensation Components—2023 Short-Term Incentive Enhancements.

Our SRP Restricted Executives have received SRP Special Awards in the form of RSUs that time-vest over five years. These were made to ensure flexibility to align future compensation with Company and Stockholder interests. The awards further increase the extent to which these executives’ compensation is tied to Company stock price. The awards also are intended to drive executive leadership retention, which is critical to successfully completing our One Yellow transformation. For additional detail about the SRP Special Awards, see Compensation Discussion and Analysis—Executive Summary—2022 Executive Compensation Program and the CARES Act Facilities.

For 2023 compensation, in response to Stockholder feedback and to drive executive leadership retention, we lengthened the time-vesting period from two years to three years for the Time-Vesting Portion of Deferred LTI Cash Awards, which remain subject to the UST Loan Performance Conditions, and for the 50% of our ordinary course annual long-term incentive equity awards that is time-based. For additional detail, see Compensation Discussion and Analysis—Description of Compensation Components—2023 Long-Term Incentive Enhancements.

Effect of the Proposal

This advisory resolution, commonly referred to as a say-on-pay resolution, is not binding on us, the Board or Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or Compensation Committee. Because we highly value the opinions of Stockholders, however, our Board and Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Required Vote

Proposal 3 requires approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Proposal 4:

Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation

In addition to providing our Stockholders with the opportunity to cast an advisory vote on the compensation of our NEOs, we also are seeking a nonbinding, advisory vote on how frequently the advisory vote on executive compensation should be presented to Stockholders, as required by SEC rules. The Board recommends that the stockholder vote occur every one year. An annual vote would provide us with timely feedback from our Stockholders on executive compensation matters and is consistent with our Compensation Committee’s plan to conduct an in-depth review of executive compensation philosophy and practices each year.

Rather than voting either for or against Proposal 4, you are voting on the frequency (every one year, two years or three years) with which you recommend that an advisory vote on executive compensation be held, or you may abstain from voting.

Effect of the Proposal

The vote on this proposal is advisory and nonbinding, and the final decision with respect to the frequency of future advisory votes on executive compensation remains with the Board. Although the vote on this proposal is nonbinding, the Board and the Compensation Committee highly value the opinions of our Stockholders and, accordingly, will take into account the outcome of this vote in considering the frequency of future advisory votes on executive compensation. In accordance with SEC rules, Stockholders will have the opportunity at least every six years to recommend the frequency of future advisory votes on executive compensation.

Required Vote

The option of one year, two years or three years that receives the greatest number of votes will be considered the frequency recommended by our Stockholders.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR CONDUCTING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY ONE YEAR.

Other Matters

Our Board does not intend to bring any other business before the Annual Meeting and is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Yellow YELLOW CORPORATION 501 COMMERCE STREET SUITE 1120 NASHVILLE, TN 37203 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V11748-P91295 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY YELLOW CORPORATION The Board of Directors recommends you vote FOR the following proposal: 1. Election of Directors Nominees: 1a. Matthew A. Doheny 1b. Javier L. Evans1c. Darren D. Hawkins 1d. James E. Hoffman 1e. Shaunna D. Jones 1f. Susana Martinez 1g. David S. McClimon 1h. Patricia M. Nazemetz 1i. Chris T. Sultemeier For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3, and 1 year for proposal 4. 2. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2023. 3. Advisory vote to approve the compensation of our named executive officers. 4. Advisory vote to recommend the frequency of the stockholder vote to approve the compensation of our named executive officers. NOTE: Transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. For Against Abstain 1 Year 2 Years 3 Years Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V11749-P91295 YELLOW CORPORATION PROXY ANNUAL MEETING OF STOCKHOLDERS, JUNE 14, 2023 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoint(s) Darren D. Hawkins and Leah K. Dawson, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock and Series A Voting Preferred Stock of Yellow Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Yellow Corporation, to be held at 501 Commerce Street, Suite 1120, Nashville, TN 37203 on June 14, 2023 at 10:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of Yellow Corporation and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED BY THE PROXIES IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND 1 YEAR FOR PROPOSAL 4. THE PROXIES ARE AUTHORIZED TO VOTE SUCH SHARES IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. Continued and to be signed on reverse side